Exhibit 10.3

CREDIT FACILITY LOAN AGREEMENT
among
PROPEL FINANCIAL SERVICES, LLC,
as Borrower
CERTAIN BANKS FROM TIME TO TIME PARTY HERETO
and
TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
as Administrative Agent
TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
as Sole Lead Arranger and Sole Book Runner
DATED AS OF May 8, 2015

Exhibit 10.3

TABLE OF CONTENTS

Article One	Certain Definitions	1
1.1	Definitions	1
1.2	Accounting Matters	23
1.3	ERISA Matters	23
1.4	Headings	23
1.5	Other Definitional Provisions	23
1.6	Number and Gender of Words	24
1.7	Interpretative Provision	24
1.8	Times of Day	24

Article Two	Commitment to Lend, Terms of Payment	24
2.1	Advances	24
2.2	Borrowing Procedure	25
2.3	Payments	26
2.4	Purpose of Loans	26
2.5	Application	26
2.6	Fees	27
2.7	Facility Fee	27
2.8	Interest Rate; Swap Agreements	27
2.9	Repayment	27
2.10	Payments	28
2.11	Uncommitted Increase in the Committed Sum	30

Article Three	Taxes, Yield Protection and Indemnity	31
3.1	Increased Costs	31
3.2	Illegality	32
3.3	Inability to Determine Rates	33
3.4	Taxes	33
3.5	Compensation for Losses	37
3.6	Mitigation of Obligations; Replacement of Banks	37
3.7	Survival	38

Article Four	Collateral	39
4.1	Security Interests	39
4.2	Other Documents	39
4.3	Setoff	39

Article Five	Conditions Precedent to Lending	40
5.1	Initial Extension of Credit	40
5.2	All Extensions of Credit	42

i

Exhibit 10.3

Article Six	Representations and Warranties	42
6.1	Existence	42
6.2	Authorization	43
6.3	Properties; Permitted Liens	43
6.4	Compliance with Laws and Documents	43
6.5	Litigation	43
6.6	Taxes	43
6.7	Enforceability of Loan Documents	44
6.8	Financial Statements	44
6.9	Regulation U	44
6.10	Subsidiaries	44
6.11	Other Debt	44
6.12	Regulatory Acts	44
6.13	Environmental Matters	45
6.14	Foreign Assets Control Regulations and Anti-Money
	Laundering	46
6.15	Patriot Act	46
6.16	Approvals	46
6.17	ERISA	46
6.18	Disclosure	46
6.19	Agreements	47
6.20	Solvency	47
6.21	Security Documents	47
6.22	Labor Matters	47
6.23	Material Agreements	47
6.24	General	47

Article Seven	Certain Affirmative Covenants	47
7.1	Reporting Requirements	48
7.2	Insurance	49
7.3	Payment of Debts	50
7.4	Taxes	50
7.5	Expenses of Administrative Agent	50
7.6	Maintenance of Entity Existence, Assets and Business;
	Continuance of Present Business	50
7.7	Books and Records	50
7.8	Compliance with Applicable Laws and with Contracts	51
7.9	Comply with Agreement	51
7.10	Notice of Event of Default, Suits, and Material Adverse
	Effect	51
7.11	Information and Inspection	51

Exhibit 10.3

7.12	Additional Information	51
7.13	Field Audit	51
7.14	ERISA	52
7.15	Depository Relationship	52
7.16	Additional Guarantors	52

Article Eight	Certain Negative Covenants	52
8.1	Debt	52
8.2	Contingent Liabilities	53
8.3	Limitation on Liens	53
8.4	Mergers, Etc	53
8.5	Restricted Payments	53
8.6	Loans and Investments	54
8.7	Limitation on Issuance of Equity	54
8.8	Transactions With Affiliates	54
8.9	Disposition of Assets	55
8.10	Prepayment of Debt	55
8.11	Nature of Business	55
8.12	Environmental Protection	55
8.13	No Negative Pledge	55
8.14	Judgments	56
8.15	Accounting	56
8.16	Burdensome Agreements	56
8.17	Subsidiaries	56
8.18	Amendments of Organizational Documents	56
8.19	OFAC	56
8.20	Collateral	56
8.21	Securitization Event	56
8.22	Intercompany Payables	57

Article Nine	Financial Covenants	57
9.1	Interest Coverage Ratio	57
9.2	Cash Flow Leverage Ratio	57

Article Ten	Events of Default	57
10.1	Payment of Indebtedness	57
10.2	Misrepresentation	58
10.3	Covenants	58
10.4	Negative and Financial Covenants	58
10.5	Voluntary Debtor Relief	58
10.6	Involuntary Proceedings	58
10.7	Attachment	59
10.8	Dissolution	59

Exhibit 10.3

10.9	Failure to Properly Secure Collateral	59
10.10	Change of Control	59
10.11	Material Adverse Effect	59
10.12	Other Agreements	59
10.13	Defaults on Other Debt or Agreements	59
10.14	Default under Parent Guarantor’s Existing Credit
	Agreement	59

Article Eleven	Certain Rights and Remedies of Administrative Agent	59
11.1	Rights Upon Event of Default	59
11.2	Offset	60
11.3	Application of Funds	60
11.4	Performance by Administrative Agent	61
11.5	Diminution in Collateral Value	61
11.6	Administrative Agent Not In Control	61
11.7	Waivers	61
11.8	Cumulative Rights	61

Article Twelve	The Administrative Agent	62
12.1	Appointment and Authority	62
12.2	Rights as a Bank	62
12.3	Exculpatory Provisions	63
12.4	Reliance by Administrative Agent	64
12.5	Delegation of Duties	64
12.6	Resignation of Administrative Agent	64
12.7	Non-Reliance on Administrative Agent and Other Banks	65
12.8	Administrative Agent May File Proofs of Claim	66
12.9	Collateral and Guaranty Matters	66
12.10	Bank Product Agreements	67

Article Thirteen	Miscellaneous	68
13.1	Expenses	68
13.2	INDEMNIFICATION	69
13.3	Limitation of Liability	69
13.4	No Duty	70
13.5	Banks Not Fiduciary	70
13.6	Equitable Relief	70
13.7	No Waiver; Cumulative Remedies	70
13.8	Successors and Assigns	71
13.9	Survival	74
13.10	Amendment	75
13.11	Notices	76

Exhibit 10.3

13.12	Form and Number of Documents	77
13.13	Survival	77
13.14	GOVERNING LAW; PLACE OF PERFORMANCE	77
13.15	Maximum Interest	78
13.16	Ceiling Election	79
13.17	USA Patriot Act Notice	79
13.18	Defaulting Banks	80
13.19	Sharing of Payments by Banks	81
13.20	Payments Set Aside	82
13.21	Confidentiality	82
13.22	Electronic Execution of Assignments and Certain Other
	Documents	83
13.23	Invalid Provisions	83
13.24	Entirety	83
13.25	Multiple Counterparts	83
13.26	Parties Bound	84
13.27	Administrative Agent’s Consent or Approval	84
13.28	Loan Agreement Governs	84
13.29	WAIVER OF JURY TRIAL	84
13.30	STATUTE OF FRAUDS NOTICE	84

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Exhibit 10.3

LIST OF SCHEDULES AND EXHIBITS
EXHIBIT A    -    Assignment and Assumption
EXHIBIT B    -    Borrowing Base Certificate
EXHIBIT C    -    Compliance Certificate
EXHIBIT D    -    Parent Guarantor’s Compliance Certificate
EXHIBIT E    -    Tax Certificates
SCHEDULE ONE    -    Specified Percentages
SCHEDULE TWO    -    Conditions Precedent
SCHEDULE THREE    -    Disclosure Schedule

Exhibit 10.3

CREDIT FACILITY LOAN AGREEMENT
This Credit Facility Loan Agreement (“Agreement”) is executed, made and entered into as of May 8, 2015, by and among PROPEL FINANCIAL SERVICES, LLC, a Texas limited liability company (“Borrower”), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association (“TCB”), BOKF, NATIONAL ASSOCIATION, a national banking association (“BOT”), CITY BANK, a Texas banking association (“City Bank”), LONE STAR NATIONAL BANK, a national banking association (“Lone Star”), and GREEN BANK, N.A., a national banking association (“Green Bank”) (TCB, BOT, City Bank, Lone Star and Green Bank each individually, a “Bank” and collectively, the “Banks”); and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent (in such capacity, “Administrative Agent”).
RECITALS:
A.    Borrower has requested that Banks extend credit to Borrower as described in this Agreement. Banks are willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.
B.    This Agreement amends, restates, and replaces the Credit Facility Loan Agreement made and entered into as of May 8, 2012, by and among Borrower, Administrative Agent, and the Banks party thereto.
C.    Subject to and upon the terms and conditions of this Agreement, Banks have agreed to lend to Borrower the amounts herein described for the purposes set forth below.
AGREEMENT:
NOW, THEREFORE, in consideration of the premises, the covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
Article One

Certain Definitions
1.1    Definitions. As used in this Agreement, all exhibits and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in Article One.
“Adjusted EBIDTA” means, for any Person and for any applicable period of determination thereof, an amount equal to (a) EBITDA minus (b) cash income taxes minus (c) the sum of distributions and dividends.
“Administrative Agent” means Texas Capital Bank, National Association, in its capacity as administrative agent under any of the Loan Documents, until the appointment of a

Exhibit 10.3

successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
“Advance” means any disbursement of an amount or amounts to be loaned by a Bank to Borrower hereunder or the reborrowing of amounts previously loaned hereunder.
“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person, or (c) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by control, or otherwise; provided, however, in no event shall Administrative Agent or Banks be deemed an Affiliate of Borrower.
“Agent Parties” means, collectively, Administrative Agent or any of its Related Parties.
“Aggregate Advance” means, collectively, each set of Advances made by Banks to Borrower on the same date, bearing interest at the same rate, and having the same Interest Period.
“Agreement” means this Credit Facility Loan Agreement, as the same may, from time to time, be amended, supplemented, or replaced.
“Applicable Margin” means the applicable percentages per annum set forth below, based upon the Leverage Ratio, as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 7.1(f):

Pricing Level	Cash Flow Leverage Ratio	Base Rate Portion	LIBOR Portion	Applicable Facility Fee Percentage
1	≤ 2.25:1	0.00%	2.70%	0.30%
2	>2.25:1 but ≤ 2.75:1	0.25%	2.95%	0.40%
3	>2.75:1	0.50%	3.20%	0.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.1(f); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then upon the request of the Majority Banks, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until

Exhibit 10.3

the date on which such Compliance Certificate is delivered. The Applicable Margin from the Closing Date through the date a Compliance Certificate is delivered pursuant to Section 7.1(f) in respect of the first fiscal quarter of Borrower ending after the Closing Date shall be determined based upon Pricing Level 1.
If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Majority Banks determine that (i) the Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Banks, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent or any Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Administrative Agent or any Bank, as the case may be, under Section 2.2(c)(iii), 2.2(h) or 2.8(g) or under Article 8. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
“Approved Notes Receivable States” means (a) Texas and (b) Nevada and Virginia upon receipt and satisfactory review by Administrative Agent in its sole discretion of an opinion of or white paper by Borrower’s counsel noting the tax lien transfer laws of each state, including explanation of the tax lien transfer process, documentation requirements, and foreclosure requirements under the laws of each state. Thereafter, each additional Approved Notes Receivable State must be approved by Administrative Agent and Majority Banks.
“Approved Purposes” means (a) the costs to finance the purchase and/or origination of Notes Receivable and Eligible Tax Liens, (b) sums used to refinance existing debt made for such purpose, (c) intercompany payables permitted under Section 8.22 hereof, and (d) for general working capital purposes.
“Arranger” means Texas Capital Bank in its capacity as sole lead arranger and sole book manager.
“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.
“Bank” or “Banks” means individually and collectively the financial institutions identified as such in the introductory paragraph hereof, and their successors and assigns.

Exhibit 10.3

“Bank Product Agreements” means those certain agreements entered into from time to time between any Obligated Party and a Bank or its Affiliate in connection with any of the Bank Products.
“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Obligated Party to any Bank or its Affiliate pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that an Obligated Party is obligated to reimburse to any Bank or its Affiliate as a result of such Bank or its Affiliate purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Obligated Party pursuant to the Bank Product Agreements.
“Bank Product Provider” means any Person that, at the time it enters into a Bank Product Agreement is a Bank or an Affiliate of a Bank, in its capacity as a party to such Bank Product Agreement.
“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Obligated Party by any Bank or its Affiliate consisting of (a) deposit accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements maintained with any Bank or its Affiliates, or (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so‑called “procurement cards” or “P‑cards”)) and debit card and credit card processing services.
“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus one half of one percent (0.50%); and (c)  LIBOR for an Interest Period of one month at approximately 11:00 a.m. London, England time on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%).
“Base Rate Advance” means an Advance bearing interest at the Base Rate.
“Base Rate Portion” means each Portion bearing interest based on the Base Rate.
“Borrower” means the Person identified as such in the introductory paragraph hereof, and its successors and assigns.
“Borrowing Base” means, at any time, an amount equal to ninety percent (90%) of the sum of (i) the aggregate outstanding principal balance of the Notes Receivable and (ii) the aggregate purchase price of all Eligible Tax Liens; provided that the aggregate amount included in the Borrowing Base pursuant to clause (ii) shall at no time exceed twenty percent (20%) of the Committed Sum.

Exhibit 10.3

“Borrowing Base Certificate” means, as of any date of preparation, a certificate setting forth the Borrowing Base (in substantially the form of Exhibit B attached hereto) prepared by and certified by a Responsible Officer (or other representative acceptable to Administrative Agent) of Borrower.
“Borrowing Limit” means the lesser of the Borrowing Base or the Committed Sum.
“Borrowing Request” means Borrower’s request for an Advance hereunder, on the form required by Administrative Agent.
“Business Day” means (a) for all purposes, a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by law to be closed, and (b) for purposes of any LIBOR Portion, a day that satisfies the requirements of clause (a) and that is a day on which commercial banks in the City of London, England are open for business and dealing in offshore Dollars. Unless otherwise provided, the term “days” when used herein means calendar days.
“Capital Lease Obligation” means the amount of Debt under a lease of property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.
“Cash Flow Leverage Ratio” means, in respect of a Person and as of any date of computation, the ratio, tested at the Closing Date and quarterly thereafter beginning June 30, 2015, and calculated on a trailing 12-month basis, of all Senior Funded Debt to the sum of Consolidated Adjusted EBITDA plus, to the extent not otherwise included in net income, (a) collections on Note Receivables and Eligible Tax Liens for principal repayment (excluding, however, the earnings and principal payments received from Note Receivables and Eligible Tax Liens sold in any Securitization Event) and (b) proceeds from the disposition of Notes Receivables and Eligible Tax Liens (other than Note Receivables and Eligible Tax Liens sold in any Securitization Event) not to exceed $5,000,000 in the aggregate in the preceding 12-month period. The test at the Closing Date will be based upon actual results for the quarters ended September 30, 2014, December 31, 2014, and March 31, 2015, multiplied by 4/3 (i.e. annualized).
“Change of Control” means an event or series of events by which more than ten percent (10%) of the equity securities of Borrower shall cease for any reason to be owned of record and beneficially by the owners of such equity securities on the date of this Agreement.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

Exhibit 10.3

successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.
“Closing Date” means May 8, 2015.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means, all property (regardless of owner) which secures, either directly or indirectly, the Indebtedness and the Obligations, including all of those assets and properties of Borrower and the other Credit Parties listed below, whether now owned or hereafter acquired, wherever located, howsoever arising or created, and whether now existing or hereafter arising, existing or created:
(i)    All Notes Receivable in the actual or constructive possession of Administrative Agent or in the actual or constructive possession of a Credit Party in trust for Administrative Agent or in transit to or from Administrative Agent as collateral for the Indebtedness or designated by a Credit Party as collateral for the Indebtedness (whether or not delivered to Administrative Agent);
(ii)    All Eligible Tax Liens in the actual or constructive possession of Administrative Agent or in the actual or constructive possession of a Credit Party in trust for Administrative Agent or in transit to or from Administrative Agent as collateral for the Indebtedness or designated by a Credit Party as collateral for the Indebtedness (whether or not delivered to Administrative Agent);
(iii)    All present and future Accounts, Instruments, Documents, Chattel Paper, and General Intangibles, and other personal property now owned or hereafter acquired by a Credit Party arising from or by virtue of any transaction related to its business;
(iv)    All books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto; and
(v)    All proceeds and products thereof, of whatever kind or nature from any of such collateral described in paragraphs (a)(i), (ii), (iii) and (iv) above.
As used herein, Accounts, Chattel Paper, Instruments, Documents, and General Intangibles shall have the respective meanings assigned to them in the UCC.
“Commitment” means the obligation of a Bank to make Loans in an amount not to exceed its Specified Percentage of the aggregate Borrowing Limit in effect from time to time.
“Committed Sum” means, in the aggregate, the sum of $80,000,000.00, as the same may be increased or reduced in accordance with the terms of this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Exhibit 10.3

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent or any Bank by means of electronic communications pursuant to Section 13.11(d), including through the Platform.
“Compliance Certificate” means a certificate, substantially in the form of Exhibit C attached hereto, prepared by and executed by a Responsible Officer of Borrower.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means in reference to any financial term herein or the determination thereof, such term determined on a consolidated basis for Borrower and the other Credit Parties in accordance with GAAP; provided, if at any time any of the Credit Parties (other than Borrower) is not a Subsidiary of Borrower, “Consolidated” shall mean, in respect of such non-Subsidiary Credit Party, such term determined on a combined basis in relation to the other Credit Parties.
“Credit Party” means Borrower and each Guarantor (other than Parent Guarantor).
“Current Financial Statements” means the financial statements of Borrower most recently submitted to Administrative Agent and dated March 31, 2015.
“Debt” means as to any Person at any time (without duplication), (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of such Person, (e) all debt or other obligations of others guaranteed by such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capital Lease Obligation, (j) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person, and (k) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments.
For all purposes, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

Exhibit 10.3

“Debtor Relief Laws” means Title 11 of the United States Code, as now or hereafter in effect, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors.
“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.
“Default Interest Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to a Base Rate Portion plus (iii) two percent (2%) per annum; provided, however, that with respect to a LIBOR Portion, the Default Interest Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Portion plus two percent (2%) per annum, provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.
“Defaulting Bank” means, subject to Section 13.18(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies Administrative Agent and Borrower in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Bank any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower and Administrative Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by Administrative Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above

Exhibit 10.3

shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 13.18(b)) upon delivery of written notice of such determination to Borrower and each Bank.
“Dollars” and “$” mean lawful money of the United States of America.
“EBITDA” means, for any Person for any period, an amount equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses determined in accordance with GAAP; and (vi) other non-recurring expenses of such Person reducing such net income which do not represent a cash item in such period or any future period, minus (c) the sum of the following to the extent included in the calculation of net income: (i) income tax credits of such Person; (ii) extraordinary gains determined in accordance with GAAP; and (iii) all non-recurring, non-cash items increasing net income.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.8(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.8(b)(iii)).
“Eligible Tax Lien” means, a tax lien, properly perfected in accordance with applicable law, (a) on real property located in the State of Arizona, and (b) acquired, directly or indirectly, from governmental taxing authorities by a Credit Party.
“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as the same may be amended or supplemented from time to time.
“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974.

Exhibit 10.3

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as an Obligated Party or is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with an Obligated Party.
“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligated Party or any ERISA Affiliate, (g) the failure of any Obligated Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code.
“Event of Default” has the meaning set forth in Article Ten and in any other provision hereof using the term.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.6(b)) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Environmental Matters” has the meaning set forth in Section 6.13.
“Existing Litigation” has the meaning set forth in Section 6.5.

Exhibit 10.3

“Facility Fee” has the meaning set forth in Section 2.7.
“Facility Increase” has the meaning set forth in Section 2.12.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Bank, on such day on such transactions as reasonably determined by Administrative Agent in good faith.
“Fee Letter” means the separate fee letter dated as of May 8, 2015, between Borrower and Texas Capital Bank and any other fee letter among Borrower and Administrative Agent, Arranger and/or Texas Capital Bank concerning fees to be paid by Borrower in connection with this Agreement including any amendments, restatements, supplements or modifications thereof. By its execution of this Agreement, each Bank acknowledges and agrees that Administrative Agent, Arranger and/or Texas Capital Bank may elect to treat as confidential and not share with Banks any Fee Letters executed from time to time in connection with this Agreement.
“Field Audit” is defined in Section 7.13 hereof.
“Foreign Bank” means (a) if Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Bank that is resident or organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Indemnification” means the amount (which shall be payable on a Bank's written demand notwithstanding any contrary provision in this Agreement or in a Note) necessary to promptly compensate a Bank for, and hold it harmless from, any loss, cost or expense incurred by it as a result of:
(a)    any payment or prepayment of any Advance bearing interest based upon LIBOR on a day other than the last day of the relevant LIBOR Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

Exhibit 10.3

(b)    any failure by Borrower to prepay, borrow, continue or convert an Advance bearing or selected to bear interest based upon LIBOR on the date or in the amount selected by Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such portion or from fees payable to terminate the deposits from which such funds were obtained. Borrower also shall pay any customary administrative fees charged by a Bank in connection with the foregoing. For purposes of calculation amounts payable by Borrower to a Bank hereunder, a Bank shall be deemed to have funded the Advance based upon LIBOR by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Advance was in fact so funded.
“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantor” means each of (a) Parent Guarantor and (b) the entities listed on Annex A hereto, and each of their respective successors and assigns.
“Guaranty” means written guaranties of each of the Guarantors in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time.
“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.
“Inchoate Lien” means any Tax Lien for Taxes not yet due and payable and any mechanic’s Lien and materialman’s Lien for services or materials for which payment is not yet due.
“Increase Effective Date” has the meaning set forth in Section 2.12.

Exhibit 10.3

“Indebtedness” means all present and future indebtedness, obligations, and liabilities, including all direct and contingent obligations arising under letters of credit, banker’s acceptances, bank guaranties and similar instruments, net obligations under any swap contract, overdrafts, Automated Clearing House obligations, and all other financial accommodations which could be considered a liability under GAAP, and all renewals, extensions, and modifications thereof, or any part thereof, now or hereafter owed to a Bank by Borrower, and all interest accruing thereon and costs, expenses, and reasonable attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligation, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, but not limited to, the indebtedness, obligations, and liabilities evidenced, secured, or arising pursuant to any of the Loan Documents and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information” has the meaning set forth in Section 13.21.
“Interest Coverage Ratio” means, in respect of a Person and as of the last day of any computation, the ratio, tested at the Closing Date and quarterly thereafter beginning June 30, 2015, and calculated on a trailing 12-month basis, of (x) Consolidated Adjusted EBITDA to (y) Consolidated interest expense (excluding, however, the earnings from Note Receivables and Eligible Tax Liens sold in any Securitization Event). The test at the Closing Date will be based upon actual results for the quarters ended September 30, 2014, December 31, 2014, and March 31, 2015, multiplied by 4/3 (i.e. annualized).
“Interest Period” means (a) with respect to any LIBOR Portion, the period commencing on the date such Portion becomes a LIBOR Portion (whether by the making of a Loan or its continuation or conversion) and ending on the numerically corresponding day in the calendar month that is one (1), two (2) or three (3) months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Portion that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (b) with respect to any Base Rate Advance, the period beginning on the date the Advance is made or continued as a Base Rate Advance, and continuing daily thereafter.
“Investments” has the meaning set forth in Section 8.6.
“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

Exhibit 10.3

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administrative thereof by any Governmental Authority charged with the enforcement, interpretation or administrative thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify Borrower and Administrative Agent.
“Liabilities” means, at any particular time, all amounts which in conformity with GAAP, would be included as liabilities on a balance sheet of a Person.
“LIBOR” means:
(a)    with respect to each Interest Period, the rate per annum for deposits for the same term in United States Dollars that appears on Thomson Reuters ICE Benchmark Administration Limited LIBOR Rates Page (or the successor thereto if ICE Benchmark Administration Limited is no longer making a LIBOR rate available) at approximately 11:00 a.m., London, England time, on the related LIBOR Determination Date. If such rate does not appear on such screen or service, or such screen or service shall cease to be available, then LIBOR shall be determined by Administrative Agent to be the offered rate on such other screen or service that displays an average Interest Settlement Rate for deposits in United States Dollars (for delivery on the first day of such Interest Period) for a term equivalent to such Interest Period as of 11:00 a.m. on the relevant LIBOR Determination Date. If the rates referenced in the two (2) preceding sentences are not available, then LIBOR for the relevant Interest Period will be determined by such alternate method as is reasonably selected by Administrative Agent; and
(b)    for any interest calculation with respect to a Loan that bears interest based on the Base Rate on any date, the rate per annum for deposits in United States Dollars that appears on Thomson Reuters ICE Benchmark Administration Limited LIBOR Rates Page (or the successor thereto if ICE Benchmark Administration Limited is no longer making a LIBOR rate available) at approximately 11:00 a.m., London, England time, on the related LIBOR Determination Date for a term of one (1) month commencing on the date of calculation. If such rate does not appear on such screen or service, or such screen or service shall cease to be available, then LIBOR shall be determined by Administrative Agent to be the offered rate on such other screen or service that displays an average Interest Settlement Rate for deposits in United States Dollars (for delivery on such date of calculation) for a term of one (1) month as of 11:00 a.m. on the relevant LIBOR Determination Date. If the rates referenced in the two (2) preceding sentences are not available, then LIBOR for a term of one (1) month will be determined by such alternate method as is reasonably selected by Administrative Agent.
“LIBOR Advance” means an Advance bearing interest at the LIBOR Rate.

Exhibit 10.3

“LIBOR Determination Date” means a day that is two (2) Business Days prior to the beginning of the relevant Interest Period or prior to the applicable date, as applicable.
“LIBOR Interest Payment Date” means, for any LIBOR Advance, the last day of its Interest Period and, if such Advance has an Interest Period longer than three months, the day that occurs three months after the first day of its Interest Period.
“LIBOR Rate” means, with respect to any Portion for any Interest Period or day, as applicable, an interest rate per annum equal to LIBOR for such Interest Period or day multiplied by the Statutory Reserve Rate plus the Applicable Margin. The amount of interest on a LIBOR Rate basis will be computed on the basis of a 360-day year (calculated on the basis of actual days elapsed).
“LIBOR Reserve Percentage” means the reserve requirement, if any, including any supplemental and emergency reserves (expressed as a percentage), applicable to member banks of the Federal Reserve System in respect of “eurocurrency liabilities” under Regulation D of the Board of Governors of the Federal Reserve System, or any substituted or amended reserve requirement hereafter applicable to member banks of the Federal Reserve System.
“Lien” means any lien, security interest, Tax lien, mechanic’s lien, materialman’s lien, or other encumbrance, whether arising by contract or under Law.
“Litigation” means any proceeding, claim, lawsuit, and/or investigation conducted or threatened by or before any Tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any agreement, document, or instrument.
“Loan Documents” mean this Agreement, the Notes, the Guaranty, the Security Agreement, and any and all other agreements, documents, and instruments executed and delivered pursuant to the terms of this Agreement, and any future amendments hereto, or restatements hereof, or pursuant to the terms of any of the other loan documents, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any such agreements, documents, and instruments.
“Loan Rate” means (a) in the case of a Base Rate Advance, the Base Rate, as it may vary from day to day and (b) in the case of a LIBOR Advance, the LIBOR Rate.
“Loan” and “Loans” mean the Revolving Loan made pursuant to this Agreement.
“London Interbank Market” means the buying and selling of dollar deposits payable by financial institutions located in London between Administrative Agent and other financial institutions in the ordinary course of Administrative Agent's business.

Exhibit 10.3

“Majority Banks” means the Banks in the aggregate having greater than fifty and one tenth percent (50.1%) of the Specified Percentage. The Specified Percentage of any Defaulting Bank shall be disregarded in determining Majority Banks at any time.
“Material Adverse Effect” means any set of circumstances or event which (a) could reasonably be expected to have any adverse effect whatsoever upon the validity, performance, or enforceability of any Loan Document, (b) is or could reasonably be expected to become material and adverse to the financial condition, properties, or business operations of the Person in question, or (c) could reasonably be expected to impair the ability of the Person in question to fulfill its obligations under the terms and conditions of the Loan Documents.
“Maturity Date” means May 8, 2018.
“Maximum Lawful Rate” means the maximum non-usurious rate of interest (or, if the context so requires, an amount calculated at such rate) which Banks are allowed to contract for, charge, take, reserve, or receive in this transaction under applicable federal or state (whichever is higher) Law from time to time in effect after taking into account, to the extent required by applicable federal or state (whichever is higher) Law from time to time in effect, any and all relevant payments or charges under the Loan Documents.
“Midland Credit Management” means Midland Credit Management, Inc., a Kansas corporation.
“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is any liability, contingent or otherwise, with respect to an Obligated Party or any ERISA Affiliate and which is covered by Title IV of ERISA.
“Net Income” of any Person means that Person's profit or loss determined in accordance with GAAP.
“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Banks in accordance with the terms of Section 12.10 and (b) has been approved by the Required Banks.
“Non-Defaulting Bank” means, at any time, each Bank that is not a Defaulting Bank at such time.
“Note” means each promissory note of Borrower evidencing Advances hereunder, and “Notes” means collectively any outstanding Note of Borrower evidencing Advances hereunder.
“Notes Receivable” means the promissory notes, negotiable instruments and other writings that (a) evidence a right to the payment of a monetary obligation payable to a Credit Party, whether now owned or hereafter made, originated or acquired by a Credit Party and (b) are secured by a lien and security interest in real property located in an Approved Notes Receivable State (with such lien and security interest having been properly perfected in accordance with applicable law).

Exhibit 10.3

“Obligated Party” means Borrower, any Guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Indebtedness and/or Obligations or any part thereof.
“Obligations” means (i) any indebtedness or liabilities created or evidenced pursuant to this Agreement, including, but not limited to the Notes, and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower or any Obligated Party as set forth in the Loan Documents and (ii) any and all obligations, contingent or otherwise, whether now existing or hereafter arising in connection with any Swap Agreements between Borrower and any Bank.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).
“Organizational Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws, (b) in the case of a general partnership, its partnership agreement, (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement, (d) in the case of a limited liability company, its articles of organization and operating agreement or regulations, and (e) in the case of any other entity, its organizational and governance documents and agreements.
“Parent Guarantor” means Encore Capital Group, Inc., a Delaware corporation, and its successors and assigns.
“Parent Guarantor’s Compliance Certificate” means a certificate, substantially in the form of Exhibit D attached hereto, prepared by and executed by a Responsible Officer of Parent Guarantor.
“Parent Guarantor’s Existing Credit Agreement” means that certain Second Amended Credit Agreement dated as of February 25, 2014 by and among Encore Capital Group, Inc., the financial institutions listed on the signature pages thereof and SunTrust Bank, as collateral agent and as administrative agent thereunder (as amended, restated, supplemented or otherwise

Exhibit 10.3

modified from time to time). Parent Guarantor’s Existing Credit Agreement shall include any future credit agreements or arrangements between Parent Guarantor and other lenders, the proceeds of which are used to pay off Parent Guarantor’s Existing Credit Agreement.
“Parent Guarantor’s Lender” means SunTrust Bank and its successor and assigns under Parent Guarantor’s Existing Credit Agreement.
“Participant” means any Person (other than a natural Person, a Defaulting Bank, or Borrower or any of Borrower’s Affiliates or Subsidiaries or any other Obligated Party) to which a participation is sold by any Bank in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it).
“Participant Register” means a register in the United States on which each Bank that sells a participation enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).
“Payment Date” means (a) in respect of each Base Rate Portion, the first day of each and every calendar month during the term of this Agreement and the Maturity Date, and (b) in respect of each LIBOR Portion, the last day of each Interest Period applicable to such LIBOR Portion (or the day that is three months after the first day of such Interest Period if such Interest Period has a length of more than three (3) months) and the Maturity Date.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.
“Permitted Businesses” mean those businesses in which the Credit Parties were engaged as of the Closing Date.
“Permitted Liens” means all (a) Inchoate Liens, (b) Liens created by or pursuant to the Loan Documents in favor of a Bank, (c) all Liens described in Schedule Three, and all renewals and extensions of the foregoing.
“Person” means any individual, firm, corporation, association, partnership, joint venture, trust, other entity, or a Tribunal.
“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

Exhibit 10.3

“Portion” means any principal amount of any Loan bearing interest based upon the Base Rate or LIBOR.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Texas Capital Bank as its prime rate in effect at its Principal Office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Texas Capital Bank as a general reference rate of interest, taking into account such factors as Texas Capital Bank may deem appropriate; it being understood that many of Texas Capital Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Texas Capital Bank may make various commercial or other loans at rates of interest having no relationship to such rate.
“Principal Balance” means the aggregate unpaid principal balance of the Notes at the time in question.
“Principal Office” means the principal office of Administrative Agent.
“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption is not available.
“Propel Acquisition” means Propel Acquisition, LLC, a Delaware limited liability company.
“Pro Rata” means, as to any Bank, in accordance with its percentage of the aggregate amount of outstanding Advances; provided however, that if no Advances are outstanding, such term means, for any Bank, in accordance with its Specified Percentage.
“Ratable” means, as to any Bank, in accordance with its Specified Percentage.
“Recipient” means Administrative Agent and any Bank, as applicable.
“Register” means a register for the recordation of the names and addresses of Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time.
“Regulatory Change” means any change after the date hereof in federal, state or foreign Law (including the introductions of any new Law) or the adoption or making after such date of any interpretations, directives, or requests of or under any federal, state or foreign Law (whether or not having the force of Law) by any Tribunal charged with the interpretation or administration thereof, applying to a class of banks including any Bank in any Advances, excluding, however, any such change which results in an adjustment of the LIBOR Reserve Percentage and the effect of which is reflected in a change in the LIBOR Rate as provided in the definition of such term.
“Release” means, as to any Person, any release, spill, emissions, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the

Exhibit 10.3

indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.
“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
“Resignation Effective Date” has the meaning set forth in Section 12.6(a).
“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of an Obligated Party or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of an Obligated Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of Obligated Party.
“Revolving Loan” means the $80,000,000.00 revolving line of credit loan made pursuant to this Agreement.
“Revolving Note” means, individually and collectively, the following:
(a)    the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $24,000,000.00, executed by Borrower and payable to the order of TCB, and all amendments, extensions, renewals, replacements, increases, and modifications thereof;
(b)    the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $18,000,000.00, executed by Borrower and payable to the order of BOT, and all amendments, extensions, renewals, replacements, increases, and modifications thereof;
(c)    the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $16,000,000.00, executed by Borrower and payable to the order of City Bank, and all amendments, extensions, renewals, replacements, increases, and modifications thereof;
(d)    the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $12,000,000.00, executed by Borrower and payable to the order of Lone Star, and all amendments, extensions, renewals, replacements, increases, and modifications thereof; and
(f)    the Revolving Promissory Note dated as of the Closing Date, in the original principal amount of $10,000,000.00, executed by Borrower and payable to the order of Green Bank, and all amendments, extensions, renewals, replacements, increases, and modifications thereof.
“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

Exhibit 10.3

“Rights” mean any remedies, powers, and privileges exercisable by Administrative Agent or a Bank under the Loan Documents, at Law, equity, or otherwise.
“SDN List” has the meaning set forth in Section 6.14.
“Section” and “Sections” have the meanings set forth in Section 1.5.
“Securitization Event” means a full or partial securitization of a portfolio of Notes Receivable or Eligible Tax Liens.
“Security Agreement” means each Security Agreement executed by a Credit Party in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent, as the same may be amended, restated, supplemented or modified from time to time.
“Specified Percentage” means, as to any Bank, for Advances made to Borrower out of the Committed Sum and the definition of “Majority Banks”, the percentage as agreed among the Administrative Agent and the Banks, initially as described on Schedule One hereto.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which Administrative Agent is subject with respect to the LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Portions shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Debt” means all Debt of Borrower whether now existing or hereafter incurred which is subordinate in right of payment to the Indebtedness, pursuant to a written agreement in form and content satisfactory to Administrative Agent.
“Subsidiary(ies)” means any entity more than fifty percent (50%) of whose ownership interest now or hereafter is owned directly or indirectly by Borrower or any Subsidiary or may be voted by Borrower or any Subsidiary.
“Swap Agreement” means any agreement between the Borrower and any Person with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of these transactions.

Exhibit 10.3

“Taxes” means all taxes (including withholding), assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Laws or by any Tribunal, excluding state and local sales and use taxes.
“Texas Capital Bank” means Texas Capital Bank, National Association, a national banking association, and its successors and assigns.
“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or government body, subdivision, agency, department, commission, board, bureau or instrumentality of a governmental body.
“Tribunal Proceedings” has the meaning set forth in Section 6.4.
“Type” means, with respect to a Portion, its character as a LIBOR Portion or a Base Rate Portion.
“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code.
“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 430(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.
“Unpaid Judgments” has the meaning set forth in Section 6.5.
“Unused Commitment” means the Committed Sum minus outstanding Advances made to Borrower.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.4(g)(ii)(B)(3).
“Withholding Agent” means each of Borrower and Administrative Agent.
1.2    Accounting Matters.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing any audited financial statements required herein, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant)

Exhibit 10.3

contained herein, Debt of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Majority Banks shall so request, Administrative Agent, Banks and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.3    ERISA Matters. If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or the Majority Banks may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.
1.4    Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents no to affect the meaning thereof.
1.5    Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be constructed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until”

Exhibit 10.3

mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.
1.6    Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. Reference herein of Borrower shall mean, jointly and severally, each Person comprising same.
1.7    Interpretative Provision. For purposes of Article Ten, a breach of a financial covenant contained in Article Nine shall be deemed to have occurred as of any date of determination thereof by Borrower, the Majority Banks or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Administrative Agent.
1.8    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).
Article Two

Commitment to Lend, Terms of Payment
2.1    Advances.
(a)    Revolving Loan. Subject to and upon the terms, covenants, and conditions of this Agreement, each Bank severally agrees to make one or more Advances of the Revolving Loan to Borrower for Approved Purposes until the Maturity Date in an aggregate outstanding amount at any one time not to exceed the product of such Bank’s Specified Percentage times the Borrowing Limit. The initial Advance of the Revolving Loan shall be made and used by Borrower to refinance existing indebtedness of Borrower incurred by Borrower for Approved Purposes. Within the limit of the Borrowing Limit, Borrower may borrow, repay, and reborrow at any time and from time to time from the Closing Date to the earlier of (a) the Maturity Date, or (b) the termination of a Bank’s Commitment hereunder. If, by virtue of payments made on a Note, the principal amount owed on the Note during its term reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Advances made thereafter, and such Bank shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by such Bank. The Principal Balance of the Revolving Loan may not exceed the Borrowing Limit at any time.
(b)    Loan Rate. Each Advance shall be at the Loan Rate as specified in the related notice of borrowing, conversion or continuation and subject to the provisions below. The Loan Rate is subject to change, but Borrower may select, subject to the terms and conditions set forth below, a Loan Rate based upon either a LIBOR Rate or the Base Rate for the entire principal amount of the Advance then outstanding or a portion thereof. The Loan Rate applicable to each advance may change due to the quarterly determination of the LIBOR Portion and Base Rate Portion, in accordance with the definitions thereof and based on the Cash Flow Leverage Ratio as reflected in

Exhibit 10.3

the then most recent Compliance Certificate. Adjustments, if any, to the LIBOR Portion and/or Base Rate Portion shall be effective on the earlier of (i) the date the Compliance Certificate is due pursuant to Section 7.1(f) below or (ii) the day after Administrative Agent receives the Compliance Certificate.
2.2    Borrowing Procedure.
(a)    Advances. Each Advance, each conversion, and each continuation shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any borrowing of, conversion to or continuation of a LIBOR Advance or of any conversion of a LIBOR Advance to a Base Rate Advance, and (ii) on the requested date of any borrowing of a Base Rate Advance. Each telephonic notice by Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower. Each borrowing of, conversion to or continuation of a LIBOR Advance shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each borrowing of or conversion to a Base Rate Advance shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Borrowing Request (whether telephonic or written) shall specify (i) whether Borrower is requesting a borrowing, a conversion, or a continuation, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of the Advance to be borrowed, converted or continued, (iv) the Type of Portions to be borrowed or to which existing Portions are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Portion in a Borrowing Request or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Portions shall be made as, or converted to, Base Rate Portions. Any such automatic conversion to Base Rate Portions shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Portions. If Borrower requests a Borrowing of, conversion to, or continuation of a LIBOR Portion in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Funding. Following receipt of a Borrowing Request, Administrative Agent shall promptly notify each Bank of the amount of its Applicable Percentage of the applicable Portions, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Bank of the details of any automatic conversion to Base Rate Portions as described in Section 2.1(c). Each Bank shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Borrowing is the initial Credit Extension, Section 5.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Texas Capital Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.

Exhibit 10.3

(c)    Continuations and Conversions. Except as otherwise provided herein, a LIBOR Portion may be continued or converted only on the last day of an Interest Period for such LIBOR Portion. During the existence of an Event of Default, (i) no Loans may be requested as, converted to or continued as LIBOR Portions without the consent of the Majority Banks and (ii) unless repaid, each LIBOR Portion shall be converted to a Base Rate Portion at the end of the Interest Period applicable thereto.
(d)    Notifications. Administrative Agent shall promptly notify Borrower and Banks of the interest rate applicable to any Interest Period for LIBOR Portions upon determination of such interest rate. At any time that Base Rate Portions are outstanding, Administrative Agent shall notify Borrower and Banks of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    Interest Periods. After giving effect to all Borrowings, all conversions of Portions from one Type to the other, and all continuations of Portions as the same Type, there shall not be more than eight (8) Interest Periods in effect with respect to LIBOR Portions.
2.3    Payments. Interest only on the advance and unpaid principal balance of each of the Revolving Notes shall be due and payable on each Payment Date. On the Maturity Date, the accrued unpaid interest and unpaid principal balance of each of the Revolving Notes shall be due and payable in full.
2.4    Purpose of Loans. Borrower represents that the proceeds of the Loans will be used only for Approved Purposes.
2.5    Application. Except as expressly provided herein to the contrary, all payments on the Obligations under the Loan Documents shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal thereof and interest thereon) for which Borrower shall be obligated or Administrative Agent or any Bank shall be entitled pursuant to the provisions of this Agreement, the Notes or the other Loan Documents; (ii) the payment of accrued but unpaid interest thereon; and (iii) the payment of all or any portion of the principal balance thereof then outstanding hereunder as directed by Borrower. If an Event of Default exists under this Agreement, the Notes or under any of the other Loan Documents, any such payment shall be applied as provided in Section 11.3 below.
2.6    Fees. Borrower agrees to pay to Administrative Agent and Arranger, for the account of Administrative Agent, Arranger and each Bank, as applicable, fees, in the amounts and on the dates set forth in the Fee Letter.
2.7    Facility Fee. Borrower agrees to pay to Administrative Agent, for the Ratable account of the Banks, an unused facility fee (the “Facility Fee”), payable quarterly in arrears beginning June 30, 2015, and continuing regularly on the last day of each calendar quarter thereafter through and including the Maturity Date, in an amount equal to the Applicable Facility Fee Percentage set forth in the definition of “Applicable Margin”, on a per annum basis (based on a 360 day year and the actual number of days elapsed) on the daily average unused amount of the Committed Sum. The Facility Fee shall be determined in accordance with the provisions of the

Exhibit 10.3

preceding sentence and based on the Cash Flow Leverage Ratio as reflected in the then most recent Compliance Certificate. Adjustments, if any, to the Facility Fee shall be effective on the earlier of (i) the date the Compliance Certificate is due pursuant to Section 6.1(e) below or (ii) the day after Administrative Agent receives the Compliance Certificate. For the purpose of calculating the Facility Fee, the Committed Sum shall be deemed utilized by the average daily amount of all Advances outstanding during such period. The Facility Fee shall be allocated to the holders of the Notes in accordance with their respective Specified Percentages.
2.8    Interest Rate; Swap Agreements.
(a)    Borrower shall pay interest on the principal amount of each Base Rate Advance at the Base Rate (but in no event higher than the Maximum Lawful Rate), payable in arrears on the last Business Day of each calendar month. Borrower shall pay interest on the principal amount of each LIBOR Advance at the applicable LIBOR Rate (but in no event higher than the Maximum Lawful Rate), payable in arrears on each LIBOR Interest Payment Date. During the continuance of an Event of Default, each Advance and all other amounts due and owing under the Loan Documents shall bear interest at the Default Interest Rate (but in no event higher than the Maximum Lawful Rate), payable on demand.
(b)    Borrower shall have the right to enter into a Swap Agreement (in the form of the ISDA® 2002 Master Agreement or any subsequent revised or successor form thereto) in order to minimize the impact of interest rate fluctuations over the term of such Advances; provided, however, that (i) any such Swap Agreements shall be based upon a LIBOR Rate; (ii) any such Swap Agreements must be exercisable by either Borrower or a Bank on the Maturity Date of such Advances and (iii) nothing contained in this Agreement shall be construed to require Borrower to enter into Swap Agreement with a Bank.
2.9    Repayment.
(a)    Borrower may prepay Aggregate Advances in part or in full without penalty before final maturity (but subject to Section 3.5 hereof), upon notice to Administrative Agent (if telephonic, to be confirmed by telecopy or in writing before the date of prepayment), not later than 10:00 a.m. (Dallas, Texas time) one (1) Business Day before the date of prepayment, which notice shall specify the Aggregate Advance being prepaid, and the amount and date of prepayment, whether by cash, a new loan, renewal or otherwise. Prepayment in full shall consist of payment of the remaining unpaid principal balance together with all accrued and unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under a Note (including Funding Indemnification) or any other agreement with a Bank pertaining to a Loan, and in no event will Borrower ever be required to pay any unearned interest.
(b)    Unless Borrower shall otherwise notify Administrative Agent (if telephonic, to be confirmed by telecopy or in writing before the applicable date), not later than 11:00 a.m. (Dallas, Texas time) one (1) Business Day before any Advance is required to be repaid on the last day of its Interest Period pursuant to this sub-section, an Aggregate Advance bearing interest at the Base Rate shall be made by Banks to Borrower on such date in the amount of all Advances to Borrower then

Exhibit 10.3

maturing, and the proceeds of such Aggregate Advance shall be used to repay all such maturing Advances.
(c)    In no event shall the amount of outstanding Advances made to Borrower exceed the Borrowing Base. Borrower shall immediately repay the principal amount of such Advances equal to any such excess (subject to Section 3.5 hereof).
(d)    Each prepayment hereunder shall be accompanied by all interest accrued on the principal amount being prepaid, together with any amounts set forth under Section 3.5 hereof incurred in connection with such prepayment. Unless otherwise specified by Borrower, each prepayment shall be applied first to outstanding Base Rate Advances. All telephonic notices under this Section shall be made to Craig A. Dixon at (210) 390-3808 by facsimile at (210) 390-3777, or such other person as Administrative Agent may from time to time specify.
2.10    Payments.
(a)    General. All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Administrative Agent for the account of the pro rata accounts of the applicable Banks, as applicable, at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided herein. Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full. Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day. If any payment of principal or interest on the Notes shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment. Administrative Agent is hereby authorized upon notice to Borrower to charge the account of Borrower maintained with Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.
(b)    Funding by Banks; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Bank, that such Bank will not make available to Administrative Agent such Bank’s share of a Borrowing, Administrative Agent may assume that such Bank has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Bank and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower,

Exhibit 10.3

the interest rate applicable to the applicable Borrowing. If Borrower and such Bank shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Bank pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Bank’s Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Bank that shall have failed to make such payment to Administrative Agent.
(c)    Payments by Borrower; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the applicable Banks hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Banks the amount due. In such event, if Borrower has not in fact made such payment, then each applicable Bank severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)    Computations. All computations of interest and fees hereunder shall be made on the following basis: (i) for Base Rate Advances, other than those based on the Federal Funds Rate, on the basis of a 365/366 day year, (ii) for Base Rate Advances on a Federal Funds Effective Rate on a 360 day year, and (iii) for LIBOR Rate Advances on a 360 day year, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees or interest is payable. All payments under the Loan Documents shall be made in United States dollars, and without setoff, counterclaim, or other defense.
(e)    Business Day. Whenever any payment to be made hereunder or under any other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if applicable. Notwithstanding the foregoing, if any payment relating to a LIBOR Advance falls due on a day that is not a Business Day and no further Business Day occurs in that calendar month, then the due date thereof shall be the preceding Business Day.
2.11    Uncommitted Increase in the Committed Sum.
(a)    Request for Increase. Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Banks), Borrower may on a one-time basis, request an increase in the aggregate Committed Sum by an amount not exceeding $20,000,000 (the “Facility Increase”); provided that any such request for an increase shall be in a minimum amount of $10,000,000 (and shall be in integral multiples of $1,000,000 if in excess thereof); provided, such amount may be less than $10,000,000 if such amount represents all remaining availability under the Facility Increase. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Bank is requested to respond

Exhibit 10.3

(which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Banks).
(b)    Bank Elections to Increase. Each Bank shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Bank not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Administrative Agent; Additional Banks. Administrative Agent shall notify Borrower and each Bank of the Banks’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of Administrative Agent (which approval shall not be unreasonably withheld), Borrower may also invite additional Eligible Assignees to become Banks hereunder pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Commitments are increased in accordance with this Section, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower and the Banks of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, Borrower shall deliver to Administrative Agent a certificate of each Obligated Party dated as of the Increase Effective Date (in sufficient copies for each Bank) signed by a Responsible Officer of such Obligated Party (x) certifying and attaching the resolutions adopted by such Obligated Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article Six and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.11, the representations and warranties contained in subsections (a) and (b) of Section 7.1 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.1, and (B) no Default exists. Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section. Borrower shall pay to Administrative Agent, for the ratable account of the Banks, an additional origination fee in an amount equal to 0.50% [50 bps] of the Facility Increase.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 13.10 or Section 13.19 to the contrary.
Article Three

Taxes, Yield Protection and Indemnity

Exhibit 10.3

3.1    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the LIBOR Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank;
and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or other Recipient, Borrower will pay to such Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital or Liquidity Requirements. If any Bank determines that any Change in Law affecting such Bank or any lending office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by such Bank, to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company, as the case may be, as specified in Sections 3.1(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Bank to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Bank pursuant to this

Exhibit 10.3

Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) -month period referred to above shall be extended to include the period of retroactive effect thereof).
3.2    Illegality. If any Bank determines in good faith that any law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Bank to Borrower through Administrative Agent, (i) any obligation of such Bank to make or continue LIBOR Portions or to convert Base Rate Portions to LIBOR Portions shall be suspended, and (ii) if such notice asserts the illegality of such Bank making or maintaining Base Rate Portions the interest rate on which is determined by reference to the LIBOR component of the Base Rate, the interest rate on which Base Rate Portions of such Bank shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the LIBOR component of the Base Rate, in each case until such Bank notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) Borrower shall, upon demand from such Bank (with a copy to Administrative Agent), either prepay or convert all LIBOR Portions of such Bank to Base Rate Portions (the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the LIBOR component of the Base Rate), either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such LIBOR Portions to such day, or immediately, if such Bank may not lawfully continue to maintain such LIBOR Portions and (y) if such notice asserts the illegality of such Bank determining or charging interest rates based upon LIBOR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the LIBOR component thereof until Administrative Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon the LIBOR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.3    Inability to Determine Rates. If (a) Administrative Agent or the Majority Banks determine that for any reason in connection with any request for a LIBOR Portion or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Portion, (ii) adequate and reasonable means do not exist for determining LIBOR for any requested Interest Period with respect to a proposed LIBOR Portion or in connection with an existing or proposed Base Rate Portion, or (iii) LIBOR for any requested Interest Period with respect to a proposed LIBOR Portion does not adequately and fairly reflect the cost to such Banks of funding such LIBOR Portion, or (b) by reason of any Change in Law any Bank would become subject to restrictions on the amount of a category of liabilities or assets which it may hold and notifies Administrative Agent of same, Administrative Agent will promptly so notify Borrower and each Bank. Thereafter, (x) the obligation of Banks to make or maintain LIBOR Portions shall be suspended, and (y) in the event

Exhibit 10.3

of a determination described in the preceding sentence with respect to the LIBOR component of the Base Rate, the utilization of the LIBOR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Portions or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Portions in the amount specified therein.
3.4    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
(b)    Payment Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.
(e)    Indemnification by Banks. Each Bank shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 13.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document,

Exhibit 10.3

and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by Administrative Agent to such Bank from any other source against any amount due to Administrative Agent under this Section 3.4(e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.4, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(g)    Status of Banks.
(i)    Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)    Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)    any Bank that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the

Exhibit 10.3

reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W‑8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)    to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

Exhibit 10.3

(D)    if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.4(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Exhibit 10.3

3.5    Compensation for Losses. Upon demand of any Bank (with a copy to Administrative Agent and which demand shall set forth the basis for requesting such amounts) from time to time, Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any LIBOR Portion on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by Borrower (for a reason other than the failure of such Bank to lend a LIBOR Portion) to prepay, borrow, continue or convert any LIBOR Portion on the date or in the amount notified by Borrower; or
(c)    any assignment of a LIBOR Portion on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.6(b);
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained but excluding loss of anticipated profits. Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing.
For purposes of calculating amounts payable by Borrower to the Banks under this Section 3.5, each Bank shall be deemed to have funded each LIBOR Portion made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Portion was in fact so funded.
3.6    Mitigation of Obligations; Replacement of Banks.
(a)    Designation of a Different Lending Office. If any Bank requests compensation under Section 3.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.4, then such Bank shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
(b)    Replacement of Banks. If any Bank requests compensation under Section 3.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.4 and, in each case, such Bank has declined or is unable to designate a different lending office in accordance with Section 3.6(a), or if any Bank is a Defaulting Bank or a Non-Consenting Bank, then Borrower may, at its sole

Exhibit 10.3

expense and effort, upon notice to such Bank and Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:
(i)    Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 13.8;
(ii)    such Bank shall have received payment of an amount equal to the Outstanding Amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable law; and
(v)    in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
3.7    Survival. All of Borrower’s obligations under this Article Three shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.
Article Four

Collateral
4.1    Security Interests. In order to secure payment and performance of the Indebtedness and Obligations, each Credit Party has granted to Administrative Agent a security interest in the Collateral by each executing and delivering to Administrative Agent a Security Agreement.
4.2    Other Documents. Borrower further agrees that it shall, and shall cause each other Credit Party to, execute and deliver to Administrative Agent from time to time such other assignments, transfers, security agreements and similar documents covering the Collateral and further authorizes Administrative Agent to prepare and file such financing statements as

Exhibit 10.3

Administrative Agent may reasonably require to perfect and maintain its perfected interest in the Collateral.
4.3    Setoff. If an Event of Default exists, Administrative Agent and each Bank shall have the right to set off against the Obligations under the Loan Documents, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Administrative Agent or such Bank to Borrower whether or not the Obligations under the Loan Documents are then due; provided that in the event that any Defaulting Bank shall exercise any such right of setoff: (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 13.19 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of Administrative Agent and Banks; and (b) such Defaulting Bank shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Bank as to which it exercised such right of setoff. Each amount set off shall be paid to Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 10.3. As further security for the Obligations, Borrower hereby grants to Administrative Agent and each Bank a security interest in all money, instruments, and other Property of Borrower now or hereafter held by Administrative Agent or such Bank, including, without limitation, Property held in safekeeping. In addition to Administrative Agent’s and each Bank’s right of setoff and as further security for the Obligations, Borrower hereby grants to Administrative Agent and each Bank a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Administrative Agent or such Bank and all other sums at any time credited by or owing from Administrative Agent or such Bank to Borrower. The rights and remedies of Administrative Agent and each Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Administrative Agent or such Bank may have.
Article Five

Conditions Precedent to Lending
5.1    Initial Extension of Credit. The obligation of each Bank to make its initial Advance under any Note is subject to the condition precedent that Administrative Agent shall have received all of the following, each dated (unless otherwise indicated or otherwise specified by Administrative Agent) the Closing Date, in form and substance satisfactory to Administrative Agent:
(a)    Credit Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Bank and Borrower;
(b)    Representations. The representations and warranties with respect to the Credit Parties and Parent Guarantor contained in the Loan Documents are true and correct as of the time the Advance is to be made, and the request for an Advance shall constitute the representation and warranty by each of the Credit Parties and Parent Guarantor that such representations and warranties are true and correct at such time;

Exhibit 10.3

(c)    No Event of Default. On the date of, and upon receipt of, the Advance, no Event of Default, and no event which, with the lapse of time or notice or both, could reasonably be expected to become an Event of Default, shall have occurred and be continuing;
(d)    Advance Request. Administrative Agent has received a Borrowing Request in the form required by Administrative Agent, as well as, in the case of the initial Advance hereunder, such other documents, opinions, certificates, agreements, instruments and evidences as Administrative Agent may reasonably request;
(e)    Resolutions. Resolutions and consents of each Credit Party and Parent Guarantor certified by the custodian of records of such Person which authorize the execution, delivery, and performance by such of this Agreement and the other Loan Documents to which such Person is or is to be a party;
(f)    Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and the other Loan Documents to which each Credit Party and Parent Guarantor is or is to be a party together with specimen signatures of such Persons;
(g)    Organizational Documents. The Organizational Documents for each Credit Party and Parent Guarantor as of a date acceptable to Administrative Agent;
(h)    Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization as to the existence and good standing of each Credit Party and Parent Guarantor, each dated within ten (10) days prior to the date of the Advance;
(i)    Notes. Notes payable to the order of each Bank in the maximum principal amount of each such Bank's Specified Percentage of the Committed Sum, which Notes shall be duly executed, with all blanks appropriately completed.
(j)    Security Documents. The Loan Documents which create a Lien in and on the Collateral in favor of Administrative Agent executed by the owner of the Collateral;
(k)    Financing Statements. UCC financing statements reflecting Borrower and the other Credit Parties, as debtors, and Administrative Agent, as secured party, which are required to grant a Lien which secures the Obligations and covering such Collateral as Administrative Agent may request;
(l)    Lien Searches. The results of UCC, tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against Borrower and each other Credit Party in the appropriate filing offices, such search to be as of a date no more than thirty (30) days prior to the date of the initial Credit Extension, and reflecting no Liens against any of the intended Collateral other than (i) Liens being released or assigned to Administrative Agent concurrently with the initial Credit Extension and (ii) Liens set forth on Schedule Three;
(m)    Guaranty. The Guaranty executed by each of the Guarantors;

Exhibit 10.3

(n)    Fee Letter. The Fee Letter executed by and between Borrower and Administrative Agent;
(o)    Fees. Borrower has paid the closing or other fees to Administrative Agent then due and payable;
(p)    Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in this Agreement, to the extent invoiced, shall have been paid in full by Borrower;
(q)    Opinion Letter. In the case of the initial Advance hereunder, Administrative Agent shall have received an opinion of counsel to the Credit Parties and Parent Guarantor in form and content acceptable to Administrative Agent; and
(r)    Additional Items. In the case of the initial Advance hereunder, Administrative Agent, on behalf of itself and the Banks, shall have received such other approvals, documents, opinions and certificates as it may reasonably request, including without limitation, the additional items set forth on Schedule Two.
For purposes of determining compliance with the conditions set forth in this Section 5.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or be acceptable or satisfactory to a Bank unless Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.
5.2    All Extensions of Credit. The obligation of each Bank to make any Advance hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:
(a)    Request for Advance. Administrative Agent shall have received in accordance with this Agreement, a Borrowing Request executed by a Responsible Officer of Borrower;
(b)    No Event of Default. No Event of Default shall have occurred and be continuing, or would result from or after giving effect to such Advance;
(c)    No Material Adverse Effect. No Material Adverse Effect shall have occurred and no circumstance shall exist that could have a Material Adverse Effect, in each case, with respect to Borrower or to Borrower and its Subsidiaries, taken as a whole;
(d)    Representations and Warranties. All of the representations and warranties contained in Article Six and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing with the same force and effect as if such representations and warranties had been made on and as of such date;
(e)    Governmental Certificates. If reasonably requested by Administrative Agent, certificates of the appropriate government officials of the state of incorporation or organization as

Exhibit 10.3

to the existence and good standing of each Credit Party and Parent Guarantor, each dated within ten (10) days prior to the date of the Advance;
(f)    Additional Documentation. Administrative Agent shall have received such additional approvals, opinions, or documents as Administrative Agent or its legal counsel may reasonably request prior to such advance; and
(g)    Availability. After giving effect to the Advance so requested, the outstanding principal amount of the Loans shall not exceed the lesser of (i) the Borrowing Base in effect as of the date of such Advance and (ii) the aggregate Commitments of the Banks in effect as of the date of such Advance.
Each Advance hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Advance.
Article Six

Representations and Warranties
Borrower, except as set forth on Schedule Three, represents and warrants to Administrative Agent and each of the Banks as follows:
6.1    Existence. Borrower is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas, and is duly qualified to transact business in each jurisdiction where the nature and extent of its business and property requires the same, except in jurisdictions where the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. Parent Guarantor is a corporation duly formed and validly existing under the laws of the State of Delaware, and is duly qualified to transact business in each jurisdiction where the nature and extent of its business and property requires the same, except in jurisdictions where the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. Each Guarantor other than Parent Guarantor is an entity of the type specified on Annex A duly formed and validly existing under the laws of the jurisdiction specified on Annex A, and is duly qualified to transact business in each jurisdiction where the nature and extent of its business and property requires the same, except in jurisdictions where the failure to be so qualified could not be reasonably expected to have a Material Adverse Effect.
6.2    Authorization. Each Credit Party possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms of the Loan Documents. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof, the making of the Loans, and the execution, issuance, and delivery of the Loan Documents have been duly authorized and approved by all necessary entity action on the part of each Credit Party.

Exhibit 10.3

6.3    Properties; Permitted Liens. Each Credit Party has good and marketable title to the Collateral, subject to no Liens except the Permitted Liens. All material leases under which any Credit Party is lessee are in full force and effect, and such Credit Party is not in default thereunder.
6.4    Compliance with Laws and Documents. No Credit Party is, nor will the execution, delivery, and performance of and compliance with the terms of the Loan Documents cause any Credit Party to be, in violation of any Laws or in default (nor has any event occurred which, with notice or lapse of time or both, could constitute such a default) under any contract in any respect which could have a Material Adverse Effect on the Credit Parties taken as a whole. During the past five (5) years, there have been no proceedings, claims, or (to Borrower's knowledge) investigations against or involving any Credit Party by any Tribunal under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, or other Laws which could have a Material Adverse Effect on the Credit Parties taken as a whole, except those described on Schedule Three attached hereto (the “Tribunal Proceedings”).
6.5    Litigation. Except for Litigation in which a Credit Party is exclusively a plaintiff without a counterclaim, crossclaim, or similar action asserted against Borrower and except as set forth on Schedule Three attached hereto (the “Existing Litigation”), Borrower is not involved in, nor is any Credit Party aware of the threat of, any Litigation which could have a Material Adverse Effect on the Credit Parties taken as a whole, and there are no outstanding or unpaid judgments against any Credit Party except as described on Schedule Three attached hereto (the “Unpaid Judgments”).
6.6    Taxes. All federal, state, foreign, and other Tax returns of each Credit Party required to be filed have been filed, all federal, state, foreign, and other Taxes imposed upon Borrower which are due and payable have been paid, and no material amounts of Taxes not reflected on such returns are payable by such Credit Party, other than Taxes being contested in good faith by appropriate legal proceedings.
6.7    Enforceability of Loan Documents. All Loan Documents when duly executed and delivered by each Credit Party will constitute legal, valid, and binding obligations of such Credit Party enforceable in accordance with their terms subject to Debtor Relief Laws and except that the availability of equitable remedies may be limited.
6.8    Financial Statements. All financial statements of the Credit Parties heretofore and hereafter to be delivered to Administrative Agent have been and shall continue to be prepared in accordance with GAAP (subject to the absence of notes for interim financial statements), and do and shall fairly represent the financial condition of the applicable Credit Party as of the date of each such financial statement (subject to reasonable year end adjustments for interim financial statements). There are and shall be no material liabilities, direct or indirect, fixed or contingent, as of the date of each such financial statement which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, this Agreement and transactions heretofore disclosed in writing to Administrative Agent, there has been no material adverse change in the financial condition of the Credit Parties as shown by the Current Financial Statements for the applicable Credit Party between the date of such Current Financial Statements and the date hereof, nor has the applicable Credit Party incurred any material liability, direct or

Exhibit 10.3

indirect, fixed, or contingent, except as otherwise disclosed to and approved in writing by Administrative Agent.
6.9    Regulation U. The proceeds of the Advances are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System.
6.10    Subsidiaries. The Credit Parties have no Subsidiaries as of the date of this Agreement except those described on Schedule Three attached hereto.
6.11    Other Debt. Except as described on Schedule Three attached hereto, no Credit Party is directly, indirectly, or contingently obligated with respect to any Debt as of the Closing Date. To the best of Borrower’s knowledge and belief, no Credit Party is in default in the payment of the principal of or interest on any Debt.
6.12    Regulatory Acts. None of the Credit Parties are an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System) which regulates the incurring by Borrower or any other Credit Party of debt, including, but not limited to, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility serves.
6.13    Environmental Matters. Except as fully described and set forth in Schedule Three attached hereto (the "Existing Environmental Matters"), to the best knowledge of Borrower after due inquiry:
(a)    Each Credit Party and all of its respective properties, assets, and operations are in full compliance with all Environmental Laws. Borrower is not aware of nor has Borrower received notice of any past, present, or future conditions, events, activities, practices or incidents which may interfere with or prevent the compliance or continued compliance of each Credit Party and their respective Subsidiaries with all Environmental Laws;
(b)    Each Credit Party has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and each Credit Party is in compliance with all of the terms and conditions of such permits;
(c)    No Hazardous Materials (except in nominal amount) exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of any Credit Party. The use which each Credit Party makes and intends to make of its properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets;
(d)    Neither Borrower nor any other Credit Party nor any of their currently or previously owned or leased properties or operations is subject to any outstanding or threatened order from or

Exhibit 10.3

agreement with any Tribunal or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;
(e)    There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of any Credit Party that could reasonably be expected to give rise to any Environmental Liabilities;
(f)    No Credit Party has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and
(g)    No Lien arising under any Environmental Law has attached to any property or revenues of any Credit Party.
6.14    Foreign Assets Control Regulations and Anti-Money Laundering. Each Obligated Party and each Subsidiary of each Obligated Party is and will remain in compliance in all material respects with all United States economic sanctions Laws, Executive Orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Obligated Party and no Subsidiary or Affiliate of any Obligated Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction Laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.
6.15    Patriot Act. The Obligated Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other federal or state Laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
6.16    Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof, except (a) such as have been obtained and (b) for any filings and recordings with respect to the

Exhibit 10.3

Collateral to be made, or otherwise delivered to Administration Agent for filing and/or recordation, as of the Closing Date.
6.17    ERISA. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. No Plan has any Unfunded Pension Liability. No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA). No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan. No Obligated Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
6.18    Disclosure. No statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Administrative Agent or any Bank in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which is a Material Adverse Effect with respect to Borrower or to Borrower and its Subsidiaries, taken as a whole, or which could be expected to be a Material Adverse Effect with respect to Borrower or to Borrower and its Subsidiaries, taken as a whole, that has not been disclosed in writing to Administrative Agent and each Bank.
6.19    Agreements. Neither Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction, in each case which could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party which could reasonably be expected to result in a Material Adverse Effect.
6.20    Solvency. Each of Borrower and each Obligated Party is Solvent and have not entered into any transaction with the intent to hinder, delay or defraud a creditor.
6.21    Security Documents. The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Banks a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties party thereto in the Collateral. Except for filings completed prior to the Closing Date and as contemplated

Exhibit 10.3

hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in Collateral.
6.22    Labor Matters. There are no labor controversies pending, or to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.
6.23    Material Agreements. Schedule Three sets forth a complete and correct list of all agreements in effect or to be in effect on the Closing Date and on the date of each update thereof required hereunder, to the extent that a default, breach, termination or other impairment thereof could reasonably be expected to cause a Material Adverse Effect.
6.24    General. There is no significant material adverse fact or condition relating to the financial condition and business of Borrower or of Borrower and its Subsidiaries, taken as a whole, or the Collateral, which has not been related in writing to Administrative Agent, and all writings heretofore or hereafter exhibited, made, or delivered to Administrative Agent by or on behalf of Borrower are and will be genuine and in all respects what they purport and appear to be.
Article Seven

Certain Affirmative Covenants
So long as a Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of the Indebtedness and Obligations, Borrower covenants and agrees that:
7.1    Reporting Requirements. Borrower shall provide to Administrative Agent and/or cause each of the Guarantors to provide to Administrative Agent:
(a)    Annual Financial Statements. Within one hundred twenty (120) days after the last day of each fiscal year of Borrower, beginning with the fiscal year that ends December 31, 2015, audited consolidated financial statements showing the financial position and results of operations of the Credit Parties as of, and for the year ended on, such last day, together with (i) the unqualified opinion of such certified public accountant that such financial statements present fairly, in all material respects, the financial position of the Credit Parties as of the last day of such fiscal year and the results of operations and the cash flow of the Credit Parties for the fiscal year then ended in conformity with GAAP and with no exceptions, inconsistencies, or uncertainties described or disclosed therein; and (ii) the certificate of a Responsible Officer of the Credit Parties that all of such financial statements present fairly the financial position of the Credit Parties as of the last day of such fiscal year and the results of the operations and the cash flow of the Credit Parties for the fiscal year then ended in conformity with GAAP. Each such financial statement shall contain at least a balance sheet of the Credit Parties as at the end of such fiscal year and statements of income, cash flow, retained earnings, and contingent liabilities.
(b)    Monthly Financial Statements of Borrower. Within forty-five (45) days after the last day of each calendar month, internally prepared consolidated financial statements (including, but not necessarily limited to, balance sheets and a related statement of income), showing the

Exhibit 10.3

financial position and results of operations of the Credit Parties as of and for such calendar month and for the period from the beginning of the current fiscal year to the last day of such calendar month, which present fairly the financial position of the Credit Parties as of the last day of such periods in conformity with GAAP (except as to reasonable year end adjustments and the absence of notes with respect to interim financial statements) and otherwise in form and content and containing such detail and description as Administrative Agent may reasonably require.
(c)    Annual Financial Statements of Parent Guarantor. Within one hundred twenty (120) days after the last day of each fiscal year of Parent Guarantor, beginning with the fiscal year that ends December 31, 2015, audited financial statements showing the financial position and results of operations of Parent Guarantor as of, and for the year ended on, such last day, together with (i) the unqualified opinion of such certified public accountant that such financial statements present fairly, in all material respects, the financial position of Parent Guarantor as of the last day of such fiscal year and the results of operations and the cash flow of Parent Guarantor for the fiscal year then ended in conformity with GAAP and with no exceptions, inconsistencies, or uncertainties described or disclosed therein; and (ii) the certificate of a Responsible Officer of Parent Guarantor that all of such financial statements present fairly the financial position of Parent Guarantor as of the last day of such fiscal year and the results of the operations and the cash flow of Parent Guarantor for the fiscal year then ended in conformity with GAAP. Each such financial statement shall contain at least a balance sheet of Parent Guarantor as at the end of such fiscal year and statements of income, cash flow, retained earnings, and contingent liabilities.
(d)    Quarterly Financial Statements of Parent Guarantor. Within forty-five (45) days after the last day of each calendar quarter, internally prepared financial statements (including, but not necessarily limited to, balance sheets and a related statement of income), showing the financial position and results of operations of Parent Guarantor as of and for such calendar month and for the period from the beginning of the current fiscal year to the last day of such calendar month, which present fairly the financial position of Parent Guarantor as of the last day of such periods in conformity with GAAP (except as to reasonable year end adjustments and the absence of notes with respect to interim financial statements) and otherwise in form and content and containing such detail and description as Administrative Agent may reasonably require.
(e)    Borrowing Base Certificate. Within thirty (30) days after the last day of each calendar month a Borrowing Base Certificate as of the end of such month. The Borrowing Base Certificate shall be in the form of Exhibit B attached hereto or in such other form as Administrative Agent may reasonably require.
(f)    Borrower Quarterly Compliance Certificate. Within forty-five (45) days after the last day of each fiscal quarter, commencing with the quarter ending June 30, 2015, a certificate of a Responsible Officer of Borrower (i) stating that to the best of such Person's knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article Eight. The Compliance Certificate shall be in the form of Exhibit C attached hereto or in such other form as Administrative Agent may reasonably require.

Exhibit 10.3

(g)    Parent Guarantor Quarterly Compliance Certificate. Within forty-five (45) days after the last day of each fiscal quarter (60 days in the in the case of the last fiscal quarter of each fiscal year) , commencing with the quarter ending June 30, 2015, a certificate of a Responsible Officer of Parent Guarantor (i) stating that to the best of such Person's knowledge, no event of default under Parent Guarantor’s Existing Credit Agreement has occurred and is continuing, or if an event of default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) attaching the compliance certificate Parent Guarantor is required to deliver to Parent Guarantor’s Lender pursuant to the requirements of Parent Guarantor’s Existing Credit Agreement. The Parent Guarantor’s Compliance Certificate shall be in the form of Exhibit D attached hereto or in such other form as Administrative Agent may reasonably require.
(h)    Notes Receivable Aging. Within thirty (30) days after the last day of each calendar month, a notes receivable aging in such form and detail as Administrative Agent shall require, certified by a Responsible Officer of Borrower.
7.2    Insurance. Borrower will, and will cause each Credit Party to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Credit Parties and their respective Subsidiaries operate, provided that in any event the Credit Parties will maintain workmen's compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to Administrative Agent. Each insurance policy covering Collateral shall name Administrative Agent as loss payee and shall provide that such policy will not be canceled or reduced without thirty (30) days prior written notice to Administrative Agent.
7.3    Payment of Debts. Borrower will, and will cause each Credit Party to, pay or cause to be paid all of its Debt prior to the date on which penalties attach thereto (except to the extent and so long as the payment thereof is being properly contested in good faith and diligently prosecuted by appropriate proceedings and adequate reserves have been established therefor).
7.4    Taxes. Borrower will, and will cause each Credit Party to, promptly pay or cause to be paid when due (for the account of Administrative Agent, where appropriate) any and all Taxes due by each of the Credit Parties, including, without limitation, all taxes, duties, fees, levies and other charges of whatsoever nature which have been or may be imposed by any government or by any department, agency, state, other political subdivision or taxing authority thereof or therein; provided that a Credit Party shall not be required to pay and discharge any such Taxes or charges so long as the validity thereof shall be contested in good faith and diligently prosecuted by appropriate proceedings and the applicable Credit Party shall set aside on its books adequate reserves with respect thereto and shall pay any such Taxes or charge before the property subject thereto shall be sold to satisfy any lien which has attached as security therefor.
7.5    Expenses of Administrative Agent. Borrower will, and will cause each Credit Party to, reimburse Administrative Agent for all reasonable out-of-pocket costs, fees, and expenses incident to the Loan Documents or any transactions contemplated thereby, including, without

Exhibit 10.3

limitation, all recording fees, all recording taxes, and the reasonable fees and disbursements of special counsel for Administrative Agent for negotiation and preparation of the Loan Documents, preparation and review of other documents, and providing of other legal services, from time to time, in connection herewith up through the Closing Date, and thereafter for services (a) in connection with any subsequent Advance, (b) in connection with or in anticipation of an Event of Default or otherwise in the enforcement of the Loan Documents, (c) in connection with any amendment or waiver to any of the Loan Documents, or (d) in connection with any request or action initiated by any Credit Party, all of which shall be and become a part of the Indebtedness.
7.6    Maintenance of Entity Existence, Assets and Business; Continuance of Present Business. Borrower, and will cause each Credit Party to, will preserve and maintain its existence and all of its leases, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will, and will cause each Credit Party to, conduct its business in an orderly and efficient manner in accordance with good business practices. Borrower will, and will cause each Credit Party to, keep or cause to be kept all of its assets which are useful and necessary in their respective businesses in good repair, working order and condition, and will make or cause to be made all necessary repairs, renewals and replacements as may be reasonably required. Borrower will, and will cause each Credit Party to, carry on and conduct its business in substantially the same fields as such business is now and has heretofore been carried on. Notwithstanding the foregoing, nothing herein shall limit the ability of any Credit Party to cease operation or merge into another Credit Party, so long as in both cases any material assets of such Credit Party are transferred to another Credit Party.
7.7    Books and Records. Borrower will, and will cause each Credit Party to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
7.8    Compliance with Applicable Laws and with Contracts. Borrower will, and will cause each Credit Party to, comply with the requirements of all applicable material Laws, rules, regulations and orders of any governmental authority, except where contested in good faith and by proper proceedings or where the failure to so comply would not have a Material Adverse Effect on the Borrower and the other Credit Parties taken as a whole. Borrower will, and will cause each Credit Party to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business, except to the extent the same would not have a Material Adverse Effect on the Borrower and the other Credit Parties taken as a whole.
7.9    Comply with Agreement. Borrower will, and will cause each Credit Party to, fully comply with the terms, provisions and conditions of this Agreement and of all documents executed pursuant hereto.
7.10    Notice of Event of Default, Suits, and Material Adverse Effect. Upon discovery, Borrower will promptly notify Administrative Agent of any breach of any of the covenants contained in Article Seven, Article Eight, and Article Nine, and of the occurrence of any Event of Default hereunder, or of the filing of any claim, action, suit or proceeding before any Tribunal agency against Borrower in which an adverse decision could have a Material Adverse Effect upon Borrower and advise Administrative Agent from time to time of the status thereof.

Exhibit 10.3

7.11    Information and Inspection. To the extent applicable, Borrower will furnish to Administrative Agent as soon as available copies of all (a) materials filed pursuant to the Securities Act of 1933, or 1934, as amended, by any of the Credit Parties with the Securities and Exchange Commission, (b) reports to stockholders, and (c) press releases, and at any reasonable time any other information pertinent to any provision of this Agreement or to any of the Credit Parties’ business which Administrative Agent may reasonably request. Borrower shall, and shall cause each Credit Party to, permit an authorized representative of Administrative Agent to visit and inspect at reasonable times any of the properties of the Credit Parties and to discuss the affairs, finances, and accounts of the Credit Parties with the officers and employees of the Credit Parties.
7.12    Additional Information. Borrower will promptly furnish, or cause to be furnished, to Administrative Agent such other information, not otherwise required herein, respecting the business affairs, assets and liabilities the Credit Parties, Parent Guarantor, the Subsidiaries and the Collateral as Administrative Agent shall from time to time reasonably request.
7.13    Field Audit. Within sixty (60) days after the last day of each calendar quarter, beginning with the quarter ending June 30, 2015, and at such other times as Administrative Agent may reasonably request in writing following any change in circumstances that the Administrative Agent reasonably believes may have an adverse impact (other than an immaterial impact) on the Collateral, Borrower shall, and shall cause each of the Credit Parties to, permit representatives of Administrative Agent, at the expense of Borrower, to inspect and conduct an audit of all of the Credit Parties’ assets, properties, books and records (including the Notes Receivable and Eligible Tax Liens) (each a “Field Audit”). Each Field Audit shall be consistent in scope with the Field Audit performed as of September 30, 2013, and Administrative Agent shall not modify of amend the scope of any Field Audit in any material respect without first obtaining the written consent of the Majority Banks.
7.14    ERISA. Borrower shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.
7.15    Depository Relationship. Borrower shall, and shall cause each of the Credit Parties and their respective Subsidiaries to, use Texas Capital Bank as its principal depository bank and Borrower shall, and shall cause each of its Subsidiaries to, maintain Texas Capital Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
7.16    Additional Guarantors. Borrower shall notify Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and any event within ten (10) days or such longer period as Administrative Agent may agree in its sole discretion) cause such Person to (a) become a Guarantor by executing and delivering to Administrative Agent a Guaranty, (b) execute and deliver all Security Documents requested by Administrative Agent pledging to Administrative Agent for the benefit of the Banks all of its Collateral (subject to such exceptions as Administrative Agent may permit) and take all actions required by Administrative Agent to grant to Administrative Agent for the benefit of the Banks a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may

Exhibit 10.3

be requested by Administrative Agent, and (c) deliver to Administrative Agent such other documents and instruments as Administrative Agent may require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent.
Article Eight

Certain Negative Covenants
So long as a Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of the Indebtedness and Obligations, Borrower covenants and agrees that, without the prior written consent of Administrative Agent:
8.1    Debt. Borrower will not, and will not permit any other Credit Parties to, incur, create, assume, or permit to exist, any Debt, except:
(a)    Debt to Banks as permitted hereunder;
(b)    Debt described on Schedule Three which exists on the Closing Date;
(c)    Trade Debt incurred in the ordinary course of business;
(d)    Other unsecured debt in an amount not to exceed $1,500,000.00 each fiscal year, in the aggregate for all Credit Parties taken as a whole; and
(e)    Subordinated Debt;
(f)    Intercompany Debt among the Credit Parties;
(g)    Debt arising from intercompany loans and advances made by Propel Acquisition to Borrower in the ordinary course of business (e.g.. for payroll and expenses) in an amount not to exceed $3,000,000 in the aggregate;
(h)    Debt arising from intercompany loans and advances made by Propel Acquisition to Borrower for the purpose of financing purchases of portfolios of Notes Receivable or Eligible Tax Liens in an amount not to exceed $10,000,000 in the aggregate; and
(i)    Debt arising from intercompany loans and advances made by Parent Guarantor.
For purposes of this Section 8.1, any change in accounting rules that would cause any operating lease existing as of the Closing Date to be reclassified as a Capital Lease Obligation shall not be deemed the incurrence of Debt, and any such newly designated Capital Lease Obligation shall not constitute Debt for purposes of this Agreement.
8.2    Contingent Liabilities. Borrower will not, and will not permit any other Credit Parties to, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person (other than Borrower and the other Credit Parties) except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the

Exhibit 10.3

ordinary course of business and (b) guaranties by a Credit Party of Indebtedness owned by another Credit Party to the extent permitted under this Agreement.
8.3    Limitation on Liens. Borrower will not, and will not permit any other Credit Parties to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:
(a)    The Permitted Liens;
(b)    Liens for taxes, assessments, or other governmental charges which are being contested in good faith and for which adequate reserves have been established; and
(c)    Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business.
8.4    Mergers, Etc. Borrower will not, and will not permit any other Credit Party to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person (other than portfolios of Notes Receivable or Eligible Tax Liens) or any shares, or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate other than (i) mergers with another Credit Party so long as, if the Borrower is one of the parties to such merger, the Borrower is the surviving party and (ii) as a result of investments permitted under Section 8.6.
8.5    Restricted Payments. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, Property, or obligations) on account of its equity interests, or redeem, purchase, retire, call, or otherwise acquire any of its equity interests, or permit any of its Subsidiaries to purchase or otherwise acquire any equity interest of such Credit Party or another Subsidiary of such Credit Party, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or incur any obligation (contingent or otherwise) to do any of the foregoing if such dividend, payment, distribution or other payment will cause such Credit Party to breach any of the financial covenants contained in Article Nine hereof.
8.6    Loans and Investments. Borrower will not, and will not permit any other Credit Party to, make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, any stock, bonds, notes, debentures, or other securities of, any Person (collectively, “Investments”), except:
(a)    Notes Receivable and portfolios of Notes Receivable;
(b)    Eligible Tax Liens and portfolios of Eligible Tax Liens;

Exhibit 10.3

(c)    readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;
(d)    depository accounts maintained at a commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00;
(e)    Investments in other Credit Parties;
(f)    intercompany loans to the extent permitted under Section 8.1; and
(g)    Investments in Subsidiaries not constituting Credit Parties, provided that each Investment in a Subsidiary not constituting a Credit Party shall not exceed $50,000.00 and the aggregate outstanding Investments in Subsidiaries not constituting Credit Parties shall not exceed $250,000.00 at any time;
provided, however, the preceding is not intended to prohibit nominal loans by the Credit Parties, taken as a whole, to one or more of their employees as long as the outstanding principal amount of such loans, taken as a whole, does not exceed $20,000.00 in the aggregate at any one time.
8.7    Limitation on Issuance of Equity. Borrower will not, and will not permit any other Credit Party to, at any time issue, sell, assign, or otherwise dispose of (a) any of its equity interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its equity interests, or (c) any option, warrant, or other right to acquire any of its equity interests, that would cause a Change of Control.
8.8    Transactions With Affiliates. Borrower will not, and will not permit any other Credit Party to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate (other than any securitization transaction in which Borrower acts as servicer of tax liens on behalf of any Affiliate of Borrower).
8.9    Disposition of Assets. Borrower will not, and will not permit any other Credit Party to, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (a) dispositions, for fair value, of worn-out and obsolete equipment not necessary to the conduct of its business, or (b) sale of Notes Receivable and Eligible Tax Liens provided that (i) (A) the Notes Receivable and Eligible Tax Liens are sold for at least 90% of par value (or at less than 90% of par value with the prior written consent of Administrative Agent) or (B) Notes Receivable and Eligible Tax Liens sold at less than 90% of par value (other than for the purpose of a Securitization Event) shall not, without the prior written consent of Administrative Agent, exceed in the aggregate $5,000,000 (par value) in any year, (ii) the proceeds of the sale of the Notes Receivable and Eligible Tax Liens are applied to the principal balance of the Loan, and (iii) prior to or concurrently with the sale, Borrower has provided to Administrative Agent written notice of the sale and copies of the assignment and transfer documents listing and describing the Notes Receivable and the Eligible Tax Liens and the sales price of the Notes Receivable and Eligible Tax Liens being sold, (c) sale of Notes Receivable and

Exhibit 10.3

Eligible Tax Liens to a special purpose entity for the purpose of a Securitization Event (and (x) any transfer of subsequent notes receivable or tax liens in accordance with the terms of such securitization and (y) transfer of subsequent notes receivable or tax liens in replacement of, or substitution for, any notes receivable or tax liens held by the applicable special purpose vehicle) or (d) tax liens that do not constitute Eligible Tax Liens. No sale of Notes Receivable or Eligible Tax Liens shall, after the proceeds of such sale are applied to the principal balance of the Loan, cause the resulting principal balance of the Loan to exceed the resulting Borrowing Base.
8.10    Prepayment of Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any optional or voluntary payment, prepayment, repurchase or redemption of any Debt that is Subordinated Debt.
8.11    Nature of Business. Borrower will not, and will not permit any other Credit Party to, engage in any business other than the businesses in which each such Credit Party is engaged as of the Closing Date and similar or related businesses.
8.12    Environmental Protection. Borrower will not, and will not permit any other Credit Party to, (a) use (or permit any tenant to use) any of its respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its respective properties or assets in any manner that is likely to violate any Environmental Law or is likely to create any material Environmental Liabilities for which any Credit Party would be responsible.
8.13    No Negative Pledge. Borrower has not and will not, and will not permit any other Credit Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits Borrower from creating or incurring a Lien on any of its assets.
8.14    Judgments. Borrower will not, and will not permit any other Credit Party to, allow any judgment for the payment of money in excess of $50,000.00 rendered against it to remain undischarged or unsuperseded for a period of thirty (30) days during which execution shall not be effectively stayed.
8.15    Accounting. Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Administrative Agent and Banks, or (b) in tax reporting treatment, except as required by law and disclosed to Administrative Agent and Banks.
8.16    Burdensome Agreements. Borrower shall not, and shall not permit any of its Subsidiaries or any Credit Party to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which (a) directly or indirectly prohibits Borrower, any of its Subsidiaries, or any Credit Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Subsidiaries, or any Credit Party to make any payments, directly or indirectly, to Borrower by way of dividends, distributions, advances, repayments of loans,

Exhibit 10.3

repayments of expenses, accruals, or otherwise or (c) in any way would be contravened by such Person’s performance of its obligations hereunder or under the other Loan Documents.
8.17    Subsidiaries. Borrower shall not, directly or indirectly, form or acquire any Subsidiary unless Borrower complies with the requirements of Section 7.16.
8.18    Amendments of Organizational Documents. Borrower shall not, and shall not permit any of its Subsidiaries to, amend or restate any of their respective Organizational Documents in a manner adverse to the Banks.
8.19    OFAC. Borrower shall not, and shall not permit any of its Subsidiaries to, fail to comply with the Laws, regulations and executive orders referred to in Section 6.14 and Section 6.15.
8.20    Collateral. Borrower will not, and will not permit any other Credit Party to, allow any of the Collateral to secure or be assigned or pledged to any Debt other than the Loan. Borrower will not, and will not permit any other Credit Party to, commingle any Notes Receivable, Eligible Tax Liens, or any payments thereof or proceeds therefrom, with any notes, tax liens, payments or proceeds held or received by any Affiliate or Subsidiary of Parent Guarantor or by Borrower (or any other Credit Party) as a loan servicer for any such Affiliate or Subsidiary of Parent Guarantor. Borrower will not, and will not permit any other Credit Party to, use Borrower’s vault (or other location acceptable to Administrative Agent to secure the Collateral) to hold any notes, tax liens, payments or proceeds other than the Notes Receivable, Eligible Tax Liens, and any payments thereof or proceeds therefrom.
8.21    Securitization Event. Borrower will not, and will not permit any other Credit Party to:
(a)    Execute Securitization Events in consecutive fiscal quarters, unless approved by Administrative Agent and the Majority Banks; or
(b)    Execute any Securitization Event unless (i) no Default or Event of Default exists and is continuing, (ii) Borrower demonstrates to Administrative Agent in its sole discretion proforma compliance (excluding the earnings and principal payments received from Note Receivables and Eligible Tax Liens sold in the proposed Securitization Event and using an estimated principal balance assuming the principal reduction made by the proposed Securitization Event) with all financial covenants prior to closing the Securitization Event; or
Execute any Securitization Event unless the proceeds of the Securitization Event are applied to the principal balance of the Loan to the extent required to reduce the Loan to an amount equal to or less than the proforma Borrowing Base then in effect.
8.22    Intercompany Payables. Borrower will not, and will not permit any other Credit Party to, repay intercompany payables except for:

Exhibit 10.3

(a)    a one-time payment from Borrower to Midland Credit Management (transferred to it from PFS Tax Lien Trust 2014 – 1) and subject to the net of intercompany receivables from Credit Parties and intercompany payables from Midland Credit Management; and
(b)    monthly repayment of Debt permitted under Section 8.1(g); provided that no monthly payment shall exceed $3,000,000.
Article Nine

Financial Covenants
Borrower covenants and agrees that, as long as the Indebtedness or any part thereof is outstanding or a Bank is under any obligation to make Advances under this Agreement, Borrower will, at all times, observe and perform the following financial covenants:
9.1    Interest Coverage Ratio. Borrower will maintain an Interest Coverage Ratio of not less than 1.25 to 1.0.
9.2    Cash Flow Leverage Ratio. Borrower will maintain an Cash Flow Leverage Ratio of not more than 3.0 to 1.0.
Article Ten

Events of Default
The term "Event of Default" as used herein shall mean the occurrence of any one or more of the following events (subject to all applicable grace and cure periods):
10.1    Payment of Indebtedness. The failure of Borrower to punctually pay the Indebtedness, or any part thereof, as the same become due in accordance with the terms of the Loan Documents, including, without limitation, the failure or refusal of Borrower to punctually pay the principal of or the interest on any Loan, and, in the case of interest on the Advances or fees specified herein or in the Fee Letter, five (5) Business Days, and in the case of any payments other than such principal, interest or fees, ten (10) days after Administrative Agent has given Borrower written notice thereof.
10.2    Misrepresentation. Any statement, representation, or warranty heretofore or hereafter made by Borrower or any Obligated Party in the Loan Documents or in any writing, or any statement or representation made in any certificate, report, or opinion delivered to Administrative Agent pursuant to the Loan Documents, is false, calculated to mislead, misleading, or erroneous in any material respect at the time made.
10.3    Covenants. The failure or refusal of Borrower or any Obligated Party to properly perform, observe, and comply with any covenant or agreement contained in this Agreement or in any of the Loan Documents (other than covenants to pay the Indebtedness and covenants contained

Exhibit 10.3

in Article Eight and Article Nine of this Agreement), and such failure or refusal continues for a period of ten (10) days after Administrative Agent has given Borrower written notice thereof.
10.4    Negative and Financial Covenants. The failure or refusal of Borrower or any Credit Party to properly perform, observe, and comply with any covenant or agreement contained in Article Eight and Article Nine of this Agreement, and such failure or refusal continues for a period of five (5) Business Days.
10.5    Voluntary Debtor Relief. Borrower or any Obligated Party shall (a) execute an assignment for the benefit of creditors, or (b) become or be adjudicated as bankrupt or insolvent, or (c) admit in writing its inability to pay its debts generally as they become due, or (d) apply for or consent to the appointment of a conservator, receiver, trustee, or liquidator of it or all or a substantial part of its assets, or (e) file a voluntary petition seeking reorganization or an arrangement with creditors or to take advantage or seek any other relief under any Debtor Relief Law now or hereafter existing, or (f) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any liquidation, conservatorship, bankruptcy, reorganization, rearrangement, debtor's relief, or other insolvency proceedings, or (g) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the Rights or powers of Administrative Agent granted in any of the Loan Documents.
10.6    Involuntary Proceedings. Borrower or any Obligated Party shall involuntarily (a) have an order, judgment, or decree entered against it by any Tribunal pursuant to any Debtor Relief Law that could suspend or otherwise affect any of the Rights granted to Administrative Agent in any of the Loan Documents, and such order, judgment, or decree is not permanently stayed, vacated, or reversed within sixty (60) days after the entry thereof, or (b) have a petition filed against it or any of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the Rights granted to Administrative Agent in any of the Loan Documents, and such petition is not discharged within sixty (60) days after the filing thereof.
10.7    Attachment. The failure to have discharged within a period of 120 days after the commencement thereof any attachment, sequestration, or similar proceedings against any of the material assets of Borrower or any Obligated Party.
10.8    Dissolution. The winding up of Borrower or any Obligated Party for any reason whatsoever, other than as expressly permitted pursuant to Section 8.4 above.
10.9    Failure to Properly Secure Collateral. The failure of Borrower or any Obligated Party to keep the Collateral, including any Notes Receivable or Eligible Tax Liens, consisting of promissory notes, negotiable instruments or other writings secure in Borrower’s vault or other location acceptable to Administrative Agent, except as otherwise required in the ordinary course of the Borrower’s or such Obligated Party’s business and management of such Collateral.
10.10    Change of Control. A Change of Control shall occur.

Exhibit 10.3

10.11    Material Adverse Effect. A Material Adverse Effect shall occur with respect to Borrower or to Borrower and its Subsidiaries, taken as a whole.
10.12     Other Agreements. A default or event of default shall occur and be continuing after the expiration of any applicable grace, notice, and cure periods under any other written agreement (which is not a Loan Document) between Administrative Agent, Banks and any Credit Party.
10.13    Defaults on Other Debt or Agreements. Borrower or any Obligated Party fails to pay, perform or comply with any debt, covenant, agreement or other obligation to be paid, performed, observed or complied with by Borrower or other Obligated Party for the benefit of a Person other than Administrative Agent, subject to any grace and/or cure periods provided therein, which failure could reasonably be expected to have a Material Adverse Effect on the business, operations, condition (financial or otherwise), or assets of the Credit Parties, the ability of the Credit Parties to perform their respective Obligations under any Loan Document to which it is a party or by which it is bound or the enforceability of any Loan Document.
10.14    Default under Parent Guarantor’s Existing Credit Agreement. A default or event of default shall occur and be continuing after the expiration of any applicable grace, notice, and cure periods under any written agreement between Parent Guarantor’s Lender and Parent Guarantor.
Article Eleven

Certain Rights and Remedies of Administrative Agent
11.1    Rights Upon Event of Default. If any Event of Default shall occur and be continuing, Administrative Agent may at its election, and shall upon the request of Majority Banks, without notice terminate the Commitment and declare the Indebtedness or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.5 or Section 10.6, the Commitment shall automatically terminate, and the Indebtedness shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. If any Event of Default shall occur and be continuing, Administrative Agent may, at its election, and shall upon the request of Majority Banks, exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.
11.2    Offset. At any time an Event of Default exists, Administrative Agent shall be entitled to exercise the Rights of offset and/or banker's lien against the interest of Borrower in and to each and every account and other property of Borrower which are in the possession of Administrative Agent to the extent of the full amount of the Indebtedness.
11.3    Application of Funds. After the exercise of remedies provided for in this Article Eleven (or after the Loans have automatically become immediately due and payable), any amounts

Exhibit 10.3

received on account of the Obligations shall be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Banks in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans and constituting unpaid Bank Product Obligations, ratably among the Banks and Bank Product Providers in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that remaining portion of the Obligations, ratably among the Banks and Bank Product Providers in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by law.
Notwithstanding the foregoing, Bank Product Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may request from the applicable Bank Product Provider, provided that no such notice shall be required for any Bank Product Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Bank Product Provider. Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article Twelve hereof for itself and its Affiliates as if a “Bank” party hereto.
11.4    Performance by Administrative Agent. Should any covenant, duty, or agreement of Borrower fail to be performed in accordance with the terms of the Loan Documents, Administrative Agent may, at its election, and shall upon the request of Majority Banks, perform or attempt to perform, such covenant, duty, or agreement on behalf of Borrower. In such event, or if Administrative Agent expends any sum pursuant to the exercise of any Right provided herein, Borrower shall, at the request of Administrative Agent, promptly pay to Administrative Agent any amount expended by Administrative Agent in such performance or attempted performance, together with interest thereon at the Maximum Rate from the date of such expenditure by Administrative Agent until paid. Notwithstanding the foregoing, it is expressly understood that Administrative Agent and Banks do not assume any liability or responsibility for the performance of any duties of the Credit Parties or Parent Guarantor hereunder or in connection with all or any part of the Collateral.

Exhibit 10.3

11.5    Diminution in Collateral Value. Administrative Agent and Banks do not assume, and shall never have, any liability or responsibility for any loss or diminution in the value of all or any part of the Collateral.
11.6    Administrative Agent Not In Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent the Right to exercise control over the affairs and/or management of Borrower, the power of Administrative Agent being limited to the Right to exercise the remedies provided in the other Sections of this Article; provided that, if Administrative Agent becomes the owner of any ownership interest of any Person, whether through foreclosure or otherwise, Administrative Agent shall be entitled to exercise such legal Rights as it may have by virtue of being an owner of such Person.
11.7    Waivers. The acceptance of Administrative Agent or any Bank at any time and from time to time of part payment on the Indebtedness shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Administrative Agent or any Bank of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default. No waiver by Administrative Agent or any Bank of any of its Rights hereunder, in the other Loan Documents, or otherwise shall be considered a waiver of any other or subsequent Right of Administrative Agent or Banks. No delay or omission by Administrative Agent or any Bank in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.
11.8    Cumulative Rights. All Rights available to Administrative Agent and Banks under the Loan Documents shall be cumulative of and in addition to all other Rights granted to Administrative Agent and Banks at Law or in equity, whether or not the Obligations be due and payable and whether or not Administrative Agent or any Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.
Article Twelve

The Administrative Agent
12.1    Appointment and Authority.
(a)    Each of the Banks hereby irrevocably appoints Texas Capital Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article Twelve are solely for the benefit of Administrative Agent and Banks, and neither Borrower nor any other Obligated Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used

Exhibit 10.3

as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Banks (including for itself and its Affiliates in their capacities as potential Bank Product Providers) hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to Section 12.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Article Twelve and Article Thirteen (including Section 13.1(b), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
12.2    Rights as a Bank. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not Administrative Agent, and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Banks.
12.3    Exculpatory Provisions.
(a)    Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Majority Banks (or such other number or percentage of Banks as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture,

Exhibit 10.3

modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law;
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and
(iv)    shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
(b)    Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Majority Banks (or such other number or percentage of Banks as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. SUCH LIMITATION OF LIABLITY SHALL APPLY REGARDLESS OF WHETHER THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE ORDINARY NEGLIGENCE OF ADMINISTRATIVE AGENT. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower or a Bank.
(c)    Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article Five or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
12.4    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Bank, Administrative Agent may presume that such condition is satisfactory to such Bank unless Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may

Exhibit 10.3

be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
12.5    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article Twelve shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of this facility as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
12.6    Resignation of Administrative Agent.
(a)    Administrative Agent may at any time give notice of its resignation to Banks and Borrower. Upon receipt of any such notice of resignation, Majority Banks shall have the right, in consultation with Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in Dallas, Texas, or an Affiliate of any such bank with an office in Dallas, Texas. If no such successor shall have been so appointed by Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by Majority Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. After the Resignation Effective Date, the provisions of this Article Twelve relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
(b)    If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, Majority Banks may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Majority Banks and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by Majority Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor

Exhibit 10.3

Administrative Agent is appointed) and (ii) except for any indemnity, fee or expense payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Bank, as applicable, directly, until such time, if any, as Majority Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article Twelve, Section 13.1, and Section 13.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
12.7    Non-Reliance on Administrative Agent and Other Banks. Each Bank expressly acknowledges that neither Administrative Agent nor any other Bank nor any Related Party thereto has made any representation or warranty to such Person and that no act by Administrative Agent or any other Bank hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Administrative Agent or any Bank to any other Bank. Each Bank acknowledges that it has, independently and without reliance upon Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Banks by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), or creditworthiness of Borrower or the value of the Collateral or other Properties of Borrower or any other Person which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.8    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Obligated Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

Exhibit 10.3

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Banks and Administrative Agent and their respective agents and counsel and all other amounts due Banks and Administrative Agent under Section 13.1 or Section 13.2) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Banks to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 13.1 or Section 13.2.
12.9    Collateral and Guaranty Matters.
(a)    The Banks irrevocably authorize Administrative Agent, at its option and in its discretion:
(i)    to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Product Agreements as to which arrangements satisfactory to the applicable Bank Product Provider shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) if approved, authorized or ratified in writing by Majority Banks or all Banks, as applicable, under Section 13.10; and
(ii)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by Administrative Agent at any time, Majority Banks will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.9.
(b)    Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any

Exhibit 10.3

certificate prepared by any Credit Party in connection therewith, nor shall Administrative Agent be responsible or liable to Banks for any failure to monitor or maintain any portion of the Collateral.
12.10    Bank Product Agreements. No Bank Product Provider who obtains the benefits of Section 11.3, any Guaranty Agreements or any Collateral by virtue of the provisions hereof or of any Guaranty Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, wavier or modification of the provisions hereof or of the Guaranty or any Security Document) other than in its capacity as a Bank and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article Eleven to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Bank Product Provider. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements upon termination of all Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations).
Article Thirteen

Miscellaneous
13.1    Expenses.
(a)    Borrower hereby agrees to pay on demand: (i) all costs and expenses of Administrative Agent and its Related Parties in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Administrative Agent and its Related Parties; (ii) all costs and expenses of Administrative Agent and each Bank in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, court costs and fees and expenses of legal counsel, advisors, consultants, and auditors for Administrative Agent and each Bank; (iii) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (iv) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (vi) all other costs and expenses incurred by Administrative Agent and any Bank in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Administrative Agent’s and such Bank’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing,

Exhibit 10.3

appraising, selling, liquidating, or otherwise disposing of the Collateral. Any amount to be paid under this Section 13.1 shall be a demand obligation owing by Borrower and if not paid within thirty (30) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower under this Section 13.1 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.
(b)    To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 13.1(a) or Section 13.2 to be paid by it to Administrative Agent, or any Related Party of Administrative Agent, each Bank severally agrees to pay to Administrative Agent or such Related Party, as the case may be, such Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based each Bank’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bank); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent, or against any Related Party acting for Administrative Agent in connection with such capacity. EACH BANK ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, OR CONCURRENT ORDINARY NEGLIGENCE OF THE PERSON (OR THE REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.
13.2    INDEMNIFICATION. BORROWER SHALL INDEMNIFY ADMINISTRATIVE AGENT, EACH BANK AND EACH RELATED PARTY THEREOF (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, (E) ANY LOAN OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING IN THE ABSENCE OF SUCH INDEMNITEE’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT

Exhibit 10.3

EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, OR CONCURRENT ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON). Any amount to be paid under this Section 13.2 shall be a demand obligation owing by Borrower and if not paid within ten (10) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate. The obligations of Borrower under this Section 13.2 shall survive payment of the Notes and other obligations hereunder and the assignment of any right hereunder.

13.3    Limitation of Liability. None of Administrative Agent, or any Bank, or any Affiliate, officer, director, employee, attorney, or agent of any of the foregoing, shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower or any other Obligated Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Agent or any Bank, or any Affiliates, officers, directors, employees, attorneys, or agents of any of the foregoing for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
13.4    No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Administrative Agent or any Bank shall have the right to act exclusively in the interest of Administrative Agent or such Bank, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.
13.5    Banks Not Fiduciary. The relationship between Borrower and Administrative Agent, and each Bank, is solely that of debtor and creditor, and none of Administrative Agent or any Bank, has any fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Administrative Agent, and each Bank, to be other than that of debtor and creditor.
13.6    Equitable Relief. Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Administrative Agent or Banks. Borrower therefore agrees that Administrative Agent and any Bank, if Administrative Agent or such Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Exhibit 10.3

13.7    No Waiver; Cumulative Remedies. No failure on the part of Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Obligated Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Article Eleven for the benefit of all the Banks; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Obligated Party under any Debtor Relief Law.
13.8    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Administrative Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.8(b), (ii) by way of participation in accordance with the provisions of Section 13.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment(s) and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 13.8(b)(i)(B) in the aggregate or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

Exhibit 10.3

(B) in any case not described in Section 13.8(b)(i)(A), the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment(s) assigned, except that this clause (ii) shall not prohibit any Bank from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.8(b)(i)(B) and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or Loans if such assignment is to a Person that is not a Bank with a Commitment, an Affiliate of such Bank or an Approved Fund with respect to such Bank.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower, or any of Borrower’s Affiliates or Subsidiaries or any other Obligated Party or (B) any Defaulting Bank or any of its Affiliates, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to

Exhibit 10.3

such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to Administrative Agent or any Bank hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 13.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 13.1 and Section 13.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any party hereunder arising from that Banks’ having been a Defaulting Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 13.8(d). Upon the consummation of any assignment pursuant to this Section 13.8(b), if requested by the transferor or transferee Bank, the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Bank (if applicable) and new Notes or, as appropriate, replacement Notes, are issued to the assignee.
(c)    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Dallas, Texas a copy of each Assignment and Assumption delivered to it and a Register. The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Bank may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to a Participant in all or a portion of such

Exhibit 10.3

Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, Administrative Agent, and Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 13.1(b) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 13.10 which requires the consent of all Banks and affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.5 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(g) (it being understood that the documentation required under Section 3.4(g) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.2 as though it were a Bank; provided that such Participant agrees to pay to Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 4.2; provided further that such Participant agrees to be subject to Section 12.23 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a Participant Register; provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such

Exhibit 10.3

pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(f)    Dissemination of Information. Borrower and each other Obligated Party authorizes Administrative Agent and each Bank to disclose to any actual or prospective purchaser, assignee or other recipient of a Bank’s Commitment, any and all information in Administrative Agent’s or such Bank’s possession concerning Borrower, the other Obligated Parties and their respective Affiliates.
13.9    Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Administrative Agent or any Bank or any closing shall affect the representations and warranties or the right of Administrative Agent or any Bank to rely upon them. Without prejudice to the survival of any other obligation of Borrower hereunder, the obligations of Borrower under Sections 13.1 and 13.2 shall survive repayment of the Obligations and termination of the Commitments.
13.10    Amendment. The provisions of this Agreement and the other Loan Documents to which Borrower is a party (other than the Issuer Documents) may be amended or waived only by an instrument in writing signed by Majority Banks (or by Administrative Agent with the consent of Majority Banks) and Borrower and acknowledged by Administrative Agent; provided, however, that no such amendment or waiver shall:
(a)    waive any condition set forth in Section 5.1, without the written consent of each Bank;
(b)    extend or increase any Commitment of any Bank without the written consent of such Bank;
(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Banks (or any of them) hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby; provided, however, that only the consent of Majority Banks shall be necessary to adjust the Default Interest Rate or to waive any obligation of Borrower to pay interest at such rate;
(e)    change any provision of this Section 13.10 or the definition of “Majority Banks”, the definition of “Specified Percentage”, or any other provision hereof specifying the number or percentage of Banks required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank;

Exhibit 10.3

(f)    change the definition of “Base Rate” or “LIBOR Rate”;
(g)    amend any provision in this Agreement providing for consent or other action by all the Banks; or
(h)    change or modify the definition of “Collateral” or the advance rate for the Borrowing Base calculations;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Borrower, Administrative Agent and all Banks, affect the obligations of Parent Guarantor or amend the Parent Guarantor’s Guaranty or Parent Guarantor’s covenants under the Loan Documents (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Banks required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment(s) of any Defaulting Bank may not be increased or extended without the consent of such Bank; and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank disproportionately adversely relative to other affected Banks shall require the consent of such Defaulting Bank.
13.11    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on the signature pages hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 13.11(b) shall be effective as provided in Section 13.11(b).
(b)    Electronic Communications. Notices and other communications to Banks and hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article Two if such Bank has notified Administrative Agent that it is incapable of receiving notices under Article Two by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures

Exhibit 10.3

approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    Borrower agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Banks by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent Parties have any liability to Borrower, any Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of communications through the Platform.
(iii)    Borrower and each other Obligated Party (by its, his or her execution of a Loan Document) hereby authorizes Administrative Agent, each Bank and their respective counsel and agents to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower or any other Loan Party and the business affairs of Borrower and such other Loan Parties via the Internet or other electronic communication without regard to the lack of security of such communications.
13.12    Form and Number of Documents. Each agreement, document, instrument, or other writing to be furnished to Administrative Agent under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Administrative Agent and its counsel.

Exhibit 10.3

13.13    Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and shall continue in full force and effect so long as any part of the Indebtedness remains and, except as otherwise indicated, shall not be affected by any investigation made by any party.
13.14    GOVERNING LAW; PLACE OF PERFORMANCE. THE LOAN DOCUMENTS ARE BEING EXECUTED AND DELIVERED, AND ARE INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, AND THE LAWS OF SUCH STATE AND OF THE UNITED STATES SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN DOCUMENTS. THIS AGREEMENT, ALL OF THE OTHER LOAN DOCUMENTS, AND ALL OF THE OBLIGATIONS OF BORROWER UNDER ANY OF THE LOAN DOCUMENTS ARE PERFORMABLE IN DALLAS COUNTY, TEXAS. VENUE OF ANY LITIGATION INVOLVING THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL BE MAINTAINED IN AN APPROPRIATE STATE OR FEDERAL COURT LOCATED IN DALLAS COUNTY, TEXAS, TO THE EXCLUSION OF ALL OTHER VENUES.
13.15    Maximum Interest. It is expressly stipulated and agreed to be the intent of Borrower, Administrative Agent and Banks at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note or any Loan Document, and the Related Indebtedness (defined below) (or applicable United States federal law to the extent that it permits Administrative Agent and Banks to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between Borrower, Administrative Agent and Banks related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Administrative Agent's or any Bank’s exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by Borrower to Administrative Agent or Banks pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the "Related Indebtedness"), or (c) Borrower will have paid or Administrative Agent or a Bank will have received by reason of any voluntary prepayment by Borrower of any Note, then it is Borrower's, Administrative Agent’s and Banks’ express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Administrative Agent or Banks shall be credited on the principal balance of any Note and (or, if any Note has been or would thereby be paid in full, refunded to Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then Borrower, Administrative Agent and Banks agree that Administrative Agent shall, with reasonable promptness after Administrative Agent discovers or is advised by Borrower that interest was received in an amount

Exhibit 10.3

in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by Borrower to such Bank. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Administrative Agent or Banks, Borrower will provide written notice to Administrative Agent and Banks, advising Administrative Agent and Banks in reasonable detail of the nature and amount of the violation, and Administrative Agent and Banks shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Administrative Agent or any Bank. All sums contracted for, charged, taken, reserved or received by Administrative Agent or Banks for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to any Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Administrative Agent or Banks to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
13.16    Ceiling Election. To the extent that Administrative Agent or Banks are relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any such Note and/or any other portion of the Indebtedness, Administrative Agent and Banks will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent federal law permits Administrative Agent or Banks to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Administrative Agent and Banks will rely on federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Administrative Agent and Banks may, at their option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.
13.17    USA Patriot Act Notice. Administrative Agent and each Bank hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Administrative Agent and such Bank to identify Borrower and each other Obligated Party in accordance with the Patriot Act. In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset

Exhibit 10.3

control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable Laws.
13.18    Defaulting Banks.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Banks” and in Section 13.10.
(ii)    Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, or otherwise) or received by Administrative Agent from a Defaulting Bank shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank hereunder; third, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fourth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement and; fifth, to the payment of any amounts owing to Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and seventh, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank until such time as all Loans are held by Banks pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 13.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section 13.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

Exhibit 10.3

(iii)    Certain Fees. No Defaulting Bank shall be entitled to receive any fee payable under Section 2.7 for any period during which that Bank is a Defaulting Bank (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Bank).
(b)    Defaulting Bank Cure. If Borrower and Administrative Agent agree in writing that a Bank is no longer a Defaulting Bank, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by Banks in accordance with their Applicable Percentages (without giving effect to Section 13.18(a)(iv)), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.
13.19    Sharing of Payments by Banks. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder, resulting in such Bank’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall:
(a)    notify Administrative Agent of such fact; and
(b)    purchase (for cash at face value) participations in the Loans and such other obligations of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 13.19 shall not be construed to apply to: (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank); or (B) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 13.19 shall apply).
Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise

Exhibit 10.3

against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of Borrower in the amount of such participation.
13.20    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, or any Bank, or Administrative Agent or any Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Bank severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
13.21    Confidentiality. Each of Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 13.21, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective purchaser of a Bank or its holding company, (iii) any rating agency or any similar organization in connection with the rating of Borrower or the Facilities or (iv) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (g) with the consent of Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 13.21 or (ii) becomes available to Administrative Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section 13.21, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses which is clearly identified as confidential, other than any such information that is available to Administrative Agent or any Bank on a nonconfidential basis prior to disclosure by Borrower or a Subsidiary; provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as

Exhibit 10.3

provided in this Section 13.21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.22    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
13.23    Invalid Provisions. If any provision of any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the appropriate Loan Document shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be effected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
13.24    Entirety. This instrument embodies the entire agreement between the parties relating to the subject matter hereof (except documents, agreements and instruments delivered or to be delivered in accordance with the express terms hereof), supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.
13.25    Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which constitutes an original and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
13.26    Parties Bound. This Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent, Banks and their respective successors and assigns; provided that Borrower may not, without the prior written consent of Administrative Agent, assign any of its Rights, duties, or obligations hereunder. No term or provision of this Agreement shall inure to the benefit of any Person other than Borrower, Administrative Agent and Banks and their respective successors and assigns; consequently, no Person other than Borrower, Administrative Agent and Banks and their respective successors and assigns, shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Borrower, Administrative Agent or Banks to perform, observe, or comply with any such term or provision. No Bank may assign any or all of

Exhibit 10.3

its interests hereunder or in any Advance or any Note or other Loan Document without the consent of Borrower, unless at such time an Event of Default has occurred and is continuing.
13.27    Administrative Agent’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Administrative Agent is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Administrative Agent, and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Administrative Agent. Each provision for consent, approval, inspection, review, or verification by Administrative Agent is for Administrative Agent’s and Banks’ own purposes and benefit only.
13.28    Loan Agreement Governs. In the event of any conflict between the terms of this Agreement and any terms of any other Loan Document, the terms of this Agreement shall govern. All of the Loan Documents are by this reference incorporated into this Agreement.
13.29    WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF ADMINISTRATIVE AGENT OR BANKS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.
13.30    STATUTE OF FRAUDS NOTICE. THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of page intentionally left blank.]

Exhibit 10.3

BORROWER:

PROPEL FINANCIAL SERVICES, LLC,
a Texas limited liability company

By:    /s/ Jonathan Clark
Name:    Jonathan Clark
Title:    Treasurer

Address for Notices:
7990 IH 10 West, Ste 200
San Antonio, Texas 78230
Attn: Fernando Garcia
Fax No.: (210) 530-3064
With a copy to:
Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 103
San Diego, CA 92108
Attn: Legal Affairs and Contracts

Exhibit 10.3

JOINDER PAGE

Each Guarantor joins in the execution of this Agreement to evidence its consent to the terms, provisions, covenants and agreements contained herein and its agreement to be bound thereby.
PARENT GUARANTOR:

ENCORE CAPITAL GROUP, INC.,
a Delaware corporation

By:    /s/ Jonathan Clark
Name:    Jonathan Clark
Title:    Executive Vice President, Chief Financial Officer, and Treasurer

Address for Notices:
Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 103
San Diego, CA 92108
Attn: General Counsel

Exhibit 10.3

JOINDER PAGE

Each Guarantor joins in the execution of this Agreement to evidence its consent to the terms, provisions, covenants and agreements contained herein and its agreement to be bound thereby.
GUARANTORS:

RIOPROP HOLDINGS, LLC,
a Texas limited liability company

By: /s/ Jonathan Clark
Name: Jonathan Clark
Title: Treasurer

BAYFRONT INVESTMENT LLC,
a Delaware limited liability company

By: /s/ Jonathan Clark
Name: Jonathan Clark
Title: Treasurer

FIRESIDE FUNDING LLC,
a Delaware limited liability company

By: /s/ Jonathan Clark
Name: Jonathan Clark
Title: Treasurer

SNOWCAP FINANCIAL LLC,
a Delaware limited liability company

By: /s/ Jonathan Clark
Name: Jonathan Clark
Title: Treasurer

Exhibit 10.3

DESERT TREE CAPITAL LLC,
a Delaware limited liability company

By: /s/ Jonathan Clark
Name: Jonathan Clark
Title: Treasurer

GREEN MEADOW FINANCIAL LLC,
a Delaware limited liability company

By: /s/ Jonathan Clark
Name: Jonathan Clark
Title: Treasurer

Address for Notices:

7990 IH 10 West, Ste 200
San Antonio, Texas 78230
Attn: Fernando Peralta
Fax No.: (210) 530-3064
With a copy to:

Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 103
San Diego, CA 92108
Attn: General Counsel

Exhibit 10.3

BANKS:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
a national banking association
By /s/ Craig A. Dixon
Craig A. Dixon, Executive Vice President
Address for Notices:
745 East Mulberry, Suite 350
San Antonio, Texas 78212
Fax No.: (210) 785-3609
With a copy to:
Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attn: Steven R. Martens
Fax No.: (512) 391-2128

Exhibit 10.3

BANKS:
BOKF, National Association,
a national banking association
By:    /s/ Michael Rodgers
Name:    Michael Rodgers
Title:    Senior Vice President
Address for Notices:
5956 Sherry Lane, Suite 1100
Dallas, Texas 75225
Attn: Michael Rodgers, Vice President
Fax No.: (214) 987-8892

Exhibit 10.3

BANKS:
CITY BANK,
a Texas banking association
By:    /s/ Steve Lewis
Name:    Steve Lewis
Title:    Senior Vice President
Address for Notices:
P.O. Box 5060
Lubbock, Texas 79408
Attn: Steve Lewis, Senior Vice President
Fax No.: (806) 281-5327

Exhibit 10.3

BANKS:
LONE STAR NATIONAL BANK,
a national banking association
By:    /s/ Rick Acevedo
Name:    Rick Acevedo
Title:    Senior Vice President
Address for Notices:
520 East Nolana Avenue
McAllen, Texas 78504
Attn: Rick Acevedo
Fax No.: (956) 984-2891

Exhibit 10.3

BANKS:
GREEN BANK, N.A.
a national banking association
By:    /s/ Ryan Craig
Name:    Ryan Craig
Title:    Vice President
Address for Notices:
4000 Greenbriar, 2nd Floor
Houston, Texas 77098
Attn: Glen Bell, Executive Vice President
Fax No.: (713) 275-8259

Exhibit 10.3

ADMINISTRATIVE AGENT:
TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
a national banking association
By /s/ Craig A. Dixon
Craig A. Dixon, Executive Vice President
Address for Notices:
Attention: Agency Services
2350 Lakeside Blvd.
Suite 800
Richardson, TX 75082
Tel: 214.932.6760
Fax: 214.210.3047
Email: Agency@texascapitalbank.com
With a copy to:
Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attn: Steven R. Martens
Fax No.: (512) 391-2128

Exhibit 10.3

EXHIBIT A
Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment
_____________________

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit 10.3

is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]]

3.	Borrower: Propel Financial Services, LLC, as Borrower

4.	Administrative Agent: Texas Capital Bank, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement: [The [amount] Credit Facility Loan Agreement dated as of May 8, 2015 among Propel Financial Services, LLC, the Banks parties thereto, Texas Capital Bank, National Association, as Administrative Agent]

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned[7]	Percentage Assigned of Commitment/Loans[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ______________][9]

_____________________

[5]	List each Assignor, as appropriate.
[6]	List each Assignor, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit 10.3

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S]10
[NAME OF ASSIGNOR]

By:
    Name:
    Title:
[NAME OF ASSIGNOR]

By:
    Name:
    Title:
ASSIGNEE[S]11

[NAME OF ASSIGNEE]

By:
    Name:
    Title:
[NAME OF ASSIGNEE]

By:
    Name:
    Title:
_____________________

[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exhibit 10.3

[Consented to and]12 Accepted:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION,
    as Administrative Agent

By:
    Name:
    Title:

[Consented to]:13

[NAME OF RELEVANT PARTY]

By:
    Name:
    Title:

_____________________

[12]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of Borrower and/or other parties is required by the terms of the Credit Agreement.

Exhibit 10.3

ANNEX 1
[__________________]1
Standard Terms and Conditions for Assignment and Assumption
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii)2 [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.8(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.8(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Bank3, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed
_____________________

Exhibit 10.3

[1]	Describe Credit Agreement at option of Administrative Agent.
[2]	The term "Loan Document" should be conformed to that used in the Credit Agreement.
[3]	The concept of "Foreign Lender" should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.
by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.
2.    Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date4. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas [confirm that choice of law provision parallels the Credit Agreement].

_____________________

[4]
Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: "From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves."

Exhibit 10.3

EXHIBIT B
BORROWING BASE CERTIFICATE
[Attached]

Exhibit 10.3

745 Mulberry Suite 350 San Antonio, TX 78212 Fax: 210-733-6600	Borrowing Base Report

Borrower:	PROPEL FINANCIAL SERVICES, LLC

Schedule A
Note Receivable/ Tax Lien Portfolio                         Date _____________

1.)	Outstanding principal balance of Texas Notes Receivable.		$-
	Outstanding principal balance of Nevada Notes Receivable		$-
	Outstanding principal balance of Virginia Notes Receivable.		$-
	Aggregate outstanding principal balance of Notes Receivable		-

2.)	Aggregate outstanding principal balance of Tax Liens		$-
	less ineligible tax liens - greater than 20% of commitment	$
	Eligible Tax Liens		$-

3.)	Eligible Notes Receivable & Tax Liens		$-

4.)	Advance Rate		90%

5).	Borrowing Base		$-

6.)	Line of Credit Commitment		$80,000,000

7.)	Lesser of Borrowing Base or Commitment	$

8.)	Outstanding Balance under Line of Credit	$

5.)	Borrowing Availability (Line 7 minus Line 8)	$

(If result is a negative figure, this amount is due immediately as a principal payment.)

This certificate is delivered under the Loan Agreement dated May 8, 2015, between Borrower and Bank. Capitalized terms used in this certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned advises Bank that a review of the activities of the Borrower during the subject period has been made under my supervision, and the undersigned certifies to Bank on the date hereof that (a) no Default has occurred and is continuing, (b) the tax lien/note portfolio of Borrower included in the Borrowing Base above meet all conditions to qualify for inclusion therein as set forth in the Agreement, ('c) all representations and warranties set forth in the Agreement with respect thereto were true and correct in all material respects at the time the represent-actions and warranties were made, and (d) the information set forth above and hereto was true and correct as of the reporting date.
CERTIFIED BY:
PROPEL FINANCIAL SERVICES, LLC_______________________________________________________
Company Name                                By: Authorized Signer

_________________________ ___________________________________________
Date                                Title

Exhibit 10.3

EXHIBIT C
COMPLIANCE CERTIFICATE
[Attached]

Exhibit 10.3

COMPLIANCE CERTIFICATE
FOR THE QUARTER ENDED          ("THE SUBJECT PERIOD")

BORROWER:        Propel Financial Services, LLC
BANK:        TEXAS CAPITAL BANK NA

This certificate is delivered pursuant to the Loan Agreement (the "Agreement") between Borrower and Bank dated as of May 8, 2015. Capitalized terms in this certificate, unless otherwise indicated, have the meanings set forth in the Agreement.

I certify to Bank that, on the date of this certificate, (a) the Financial Statements of Borrower attached to this certificate were prepared in accordance with GAAP, and present fairly the financial condition and results of Borrower as of the end of and for the Subject Period, and (b) no Default currently exists or has occurred which has not been cured or waived by Bank, and (c) the status of the compliance by Borrower with certain covenants of the Agreement at the end of the Subject Period is as follows (a box for any deviations from full compliance is provided at the end of this certificate):

				In Compliance for the Subject Period
9.	Interest Coverage Ratio (Calculated Quarterly)
	Minimum of	1.25:1	x	Yes	No

	Net Income
	Plus Interest Expense
	Plus Depreciation Expense
	Plus Non-cash Amortization Expense
	Plus taxes
	Total Additions	0
	Less Cash Taxes Paid
	Less Dividends & Distributions
	Total Deductions	0
	Consolidated Adjusted EBITDA	0
	Interest Expense
	Interest Coverage Ratio	#DIV/01	x

12.	Cash Flow Leverage Ratio (Calculated Quarterly
	Minimum of	3.00:1	x	Yes	No

	Principal Balance on Funded Debt

	Net Income
	Plus Interest Expense
	Plus Depreciation Expense
	Plus Non-cash Amortization Expense
	Minus Cash Dividends & Distributions
	Minus Cash Taxes Paid
	Consolidated Adjusted EBITDA	0
	Plus Collections on Notes Rec. and Tax Liens
	Plus Proceeds from Dispositon of Notes Rec, and Tax Liens
	(Max of $5,000,000)
	Adjusted EBITDA	0
	Total Senior Debt / EBITDA	#DIV/01

Exhibit 10.3

If a Securitization Event has occurred during the trailing 12-month period, see definitions of Interest Coverage Ratio and Cash Flow Leverage Ratio in the credit agreement for further instructions on the calculation of the financial covenants.
This Compliance Certificate is a summary only. Borrower hereby certifies that Borrower is in compliance with all of the terms and conditions of the Loan Agreement, except as follows (describe areas of non-compliance, or else note "in compliance" if there are no points of non-compliance):

CERTIFIED BY
Borrower:
By:        ___________________________________
Name:        ___________________________________
Title:        ___________________________________
Date:        ___________________________________

Exhibit 10.3

EXHIBIT D
GUARANTOR’S COMPLIANCE CERTIFICATE
[Attached]

Exhibit 10.3

COMPLIANCE CERTIFICATE
To:    The Lenders under the
Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement, dated as of February 25, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Encore Capital Group, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the several banks and other financial institutions and lenders party thereto from time to time, SunTrust Bank, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as issuing bank, and as swingline lender. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected Executive Vice President, Chief Financial Officer and Treasurer of the Borrower;
2.    I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period ending on December 31, 2014 and covered by the attached financial statements;
3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;
4.    All of the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct as of the date hereof except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date; and
5.    Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.
6.    Schedule II attached hereto sets forth a list of each Restricted Subsidiary and each Unrestricted Subsidiary as of the date hereof, including any new Subsidiary of the Borrower formed or acquired since the date of delivery of the immediately previous Compliance Certificate.
Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

Exhibit 10.3

N/A
_____________________________________________________________________________________________
_____________________________________________________________________________________________
_____________________________________________________________________________________________
_____________________________________________________________________________________________
_____________________________________________________________________________________________

Exhibit 10.3

The foregoing certifications, together with the computations set forth in Schedule I hereto, the information set forth on Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this 2nd day of March, 2015.
ENCORE CAPITAL GROUP, INC.,
as Borrower

By:

Name:    Jonathan Clark
Title: Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 10.3

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of December 31, 2014 (the "Compliance Date") with Sections 6.1, 6.2, 6.3 and certain other Sections of the Credit Agreement

I. FINANCIAL COVENANTS
A. CASH FLOW LEVERAGE RATIO (Section 6.1) (company numbers are in thousands of $)
(1) Consolidated Funded Indebtedness	-
(2) Consolidated EBITDA
(a) Consolidated Net Income	-
(b) Amortized Collections - MCM	-
(c) Amortized Collections - Propel	-
(d) Consolidated Interest Expense	-
(e) Expense for taxes paid or accrued	-
(f) Depreciation and Amortization	-
(g) Any extraordinary losses	-
(h) Non-Cash Charges from Compensation Expense	-
(i) Interest income	-
(j) Extraordinary gains	-
(k) Income of any JV Entity, joint venture, minority investment or similar entity	-
(l) Income of any Subsidiary to the extent that declaration or payment of a dividend is not permitted by such Subsidiary's charter document or other agreement at that time	-
(m) ACF Adjusted EBITDA (Q3 2013 - Q2 2014)	-
(n) Consolidated EBITDA (Sum of A(2)(a) through A(2)(m))	-
(3) Cash Flow Leverage Ratio (Ratio of A(1) to A(2)(n))	-
(4) Maximum Cash Flow Leverage Ratio for each fiscal four-quarter period	-
B. MINIMUM NET WORTH (Section 6.2)
(1) Minimum Net Worth
(a) Base Level	-
(b) Increase in "Total Stockholders' Equity"	-

Exhibit 10.3

(c) 50% of Consolidated Net Income	-
(d) Redeemable Equity Component of Conv. Sr. Notes	-
(e) Repurchase amounts	-
(f) Total (Sum of B(1)(a) to B(1)(e)):	-
(2)Consolidated Net Worth (Minimum: Line B(1)(f))	-
C. INTEREST COVERAGE RATIO (Section 6.3)
(1) Consolidated EBIT
(a) Consolidated Net Income	-
(b) Consolidated Interest Expense	-
(c) Expense for taxes paid or accrued	-
(d) Any extraordinary losses	-
(e) Interest income	-
(f) Extraordinary gains	-
(g) Income of any JV Entity, joint venture, minority investment or similar entity	-
(h) Income of any Subsidiary to the extent that declaration or payment of a dividend is not permitted by such Subsidiary's charter document or other agreement at that time	-
(i) Consolidated EBIT (Sum of C(1)(a) through C(1)(h))	-
(2) Consolidated Interest Expense	-
(3) Interest Coverage Ratio (Ratio of C(l) to C(2))	-
(4) Minimum Interest Coverage Ratio for each fiscal four-quarter period	-
II. OTHER MISCELLANEOUS PROVISIONS
A. INDEBTEDNESS (Section 7.1)
(1) Aggregate outstanding principal amount of purchase money Indebtedness (including Capitalized Leases) incurred after the Closing Date to finance acquisition of assets used in its business together with any additional unsecured Indebtedness incurred pursuant to Section 7.1(i). [Maximum: $15,000,000]	-
(2) Aggregate outstanding unsecured Indebtedness, to the extent not otherwise permitted under Section 7.1; together with purchase money indebtedness incurred pursuant to Section 7.1(d). [Maximum: $20,000,000]	-
(3) Aggregate outstanding unsecured or subordinated Indebtedness, to the extent not otherwise permitted under Section 7.1, that otherwise complies with the requirements of Section 7.1(n). [Maximum: $750,000,000]	-

Exhibit 10.3

(4) Aggregate outstanding principal amount of the Propel Indebtedness (exclusive of intercompany loans, but including unsecured guaranty obligations thereof). [Maximum Propel Indebtedness: $400,000,000]	-
(5) Aggregate outstanding principal amount of Indebtedness incurred in connection with letter of credit facilities to the extent not otherwise permitted under Section 7.1. [Maximum: $10,000,000]	-
B. INVESTMENTS (Section 7.4)
(1) Investments representing Minority Investments. [Maximum: $60,000,000]	-
(2) Permitted Foreign Subsidiary Investments/Loans. [Maximum: $150,000,000 per fiscal year]	-
(3) Investments in Unrestricted Subsidiaries made on or after the Closing Date together with any Investments made pursuant to Section 7.4(k).	-
[Maximum: $250,000,000 less amount in clause B.1.]
(4) Investments in Blocked Propel Subsidiaries made on or after the Closing Date together with any Investments made pursuant to Section 7.4(i)	-
[Maximum: $200,000,000 less amount in clause B.1.]
C. RESTRICTED PAYMENTS (Section 7.5)
(1) Aggregate amount of capital stock repurchases made on and after the Closing Date. [Maximum: $50,000,000]	-
D. SALE OF ASSETS (Section 7.6)
(1) State whether any asset sales (other than asset sales permitted pursuant to Sections 7.6) have occurred. Yes/No

(2) Aggregate fair market value of sales or dispositions of assets outside the ordinary course of business
[Maximum: $20,000,000] Proceeds must be used to make prepayments and/or reinvestments as required under Section 2.12(a)

E. RENTALS (Section 7.14)
(1) The aggregate amount of obligations resulting from Rentals during the most recent fiscal year of the Borrower on a consolidated basis for the Borrower and its Subsidiaries. [Maximum: $ 20,000,000][1]	-
F. CAPITAL EXPENDITURES (Section 7.16)
(1) The Capital Expenditures incurred during the previous fiscal year in the aggregate for the Borrower and its Subsidiaries [Maximum: $30,000,000]	-

____________________________

[1]	Proceeds must be used to make prepayments and/or reinvestments as required under Section 2.12(a)

Exhibit 10.3

SCHEDULE II TO COMPLIANCE CERTIFICATE
Restricted Subsidiaries

Unrestricted Subsidiaries

NEW SUBSIDIARIES

Exhibit 10.3

EXHIBIT E-1
U.S. Tax Compliance Certificate
(For Foreign Banks That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Facility Loan Agreement dated as of May 8, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Propel Financial Services, LLC, as Borrower,, Texas Capital Bank, National Association, as Administrative Agent, each Bank from time to time party thereto.
Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
    Name:
    Title:

Date:    ______________ ____, 20__

Exhibit 10.3

EXHIBIT E-2
U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Facility Loan Agreement dated as of May 8, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Propel Financial Services, LLC, as Borrower,, Texas Capital Bank, National Association, as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
    Name:
    Title:

Date:    ______________ ____, 20__

Exhibit 10.3

EXHIBIT E-3
U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Facility Loan Agreement dated as of May 8, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Propel Financial Services, LLC, as Borrower,, Texas Capital Bank, National Association, as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
    Name:
    Title:

Date:    ______________ ____, 20__

Exhibit 10.3

EXHIBIT E-4
U.S. Tax Compliance Certificate
(For Foreign Banks That Are Partnerships for U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Facility Loan Agreement dated as of May 8, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Propel Financial Services, LLC, as Borrower,, Texas Capital Bank, National Association, as Administrative Agent, and each Bank from time to time party thereto.
Pursuant to the provisions of Section 3.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
    Name:
    Title:

Date:    ______________ ____, 20__

Exhibit 10.3

ANNEX A
ADDITIONAL CREDIT PARTIES
RioProp Holdings, LLC, a Texas limited liability company
Bayfront Investment LLC, a Delaware limited liability company
Fireside Funding LLC, a Delaware limited liability company
Snowcap Financial LLC, a Delaware limited liability company
Desert Tree Capital LLC, a Delaware limited liability company
Green Meadow Financial LLC, a Delaware limited liability company

Exhibit 10.3

SCHEDULE ONE
SPECIFIED PERCENTAGES

Bank	Note Amount	Specified Percentage
TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association	$24,000,000.00	30.000000000000%
BOKF, NATIONAL ASSOCIATION, a national banking association	$18,000,000.00	22.500000000000%
CITY BANK, a Texas banking association	$16,000,000.00	20.000000000000%
LONE STAR NATIONAL BANK, a national banking association	$12,000,000.00	15.000000000000%
GREEN BANK, N.A., a national banking association	$10,000,000.00	12.500000000000%
Total	$80,000,000.00	100.000000000000%

Exhibit 10.3

SCHEDULE TWO
ADDITIONAL CONDITIONS PRECEDENT
[none]

Exhibit 10.3

SCHEDULE THREE
DISCLOSURE SCHEDULE

Permitted Liens Not Otherwise Disclosed
The Toshiba Business Solutions copier lease and maintenance agreement for two Lexmark copiers between Propel and Toshiba Business Solutions – Texas/New Mexico signed on various days in April 2012.
The postage meter lease agreement between Propel and Wells Fargo Financial Leasing, dated December 1, 2010.
The Fonality phone equipment lease and service contract between BNC and Fonality, dated May 26, 2011.
The Lease Agreement between RPV, as tenant, and IDR Investments, Inc., as landlord, for 100 square feet being Suite 102 of the Village Plaza Condos at 216 West Village Blvd., Laredo, Texas 78041, dated October 1, 2011, creates a landlord’s lien on non-exempt personal property in Paragraph 23.
The postage meter lease agreement between RPV and Pitney Bowes, dated September 30, 2011.
Lien in favor of U.S. Bank Equipment Finance, a Division of U.S. Bank National Association, pursuant to the Master Lease Agreement dated January 14, 2013 between Propel and U.S. Bank Equipment Finance, a Division of U.S. Bank National Association, on certain computer and other technology equipment, inventory and/or rights in any software financed thereunder.
Lien in favor of SPUS6 Signature Place, LP on Propel’s property situated in or upon, or used in connection with premises located at 14755 and 14785 Preston Road, Dallas, Texas 75254 (commonly known as Signature Place) including all moveable equipment installed on the premises, all moveable furniture, furnishings and other articles of moveable property owned by Propel and located on the premises and insurance proceeds relating to such property
Lien in favor of U.S. Bank Equipment Finance on one copy machine (1 Copiers Estudio 456 SC2DC30259).
Lien in favor of Propel Funding Texas 2, LLC on certain Texas tax liens sold by Propel pursuant to that certain Purchase Agreement dated as of May 6, 2014 between Propel, as seller, and Propel Funding Texas 2, LLC, as purchaser.
Liens that are immaterial in character, amount and extent and that do not materially detract from the value or materially interfere with the current or currently proposed use of the properties they affect.

Exhibit 10.3

Tribunal Proceedings
None
Existing Litigation

1.	Billings v. Propel Financial Services, Fifth Circuit Case No. 14-51326
On August 27, 2014, David and Tressa Billings filed a complaint against Propel Financial Services, LLC (“Propel”) in the United States District Court for the Western District of Texas alleging that their tax lien transfer transaction violated certain provisions of the federal Truth in Lending Act (“TILA”). On November 28, 2014, the Honorable Orlando Garcia granted Propel’s motion to dismiss the Billings’ complaint after finding that tax lien transfers in Texas are not consumer credit transactions subject to TILA. On January 23, 2014, the Billings filed a notice of appeal to the Fifth Circuit Court of Appeals from Judge Garcia’s order granting Propel’s motion to dismiss. The Fifth Circuit has accepted the appeal and consolidated it with another appeal, Thiery v. Texas Tax Solutions, Fifth Circuit Case No. 15-50340, involving the same controlling legal issue: whether Texas tax lien transfers are consumer credit transactions that are subject to TILA. The Fifth Circuit has not yet set a briefing schedule for the consolidated appeal. Propel intends to vigorously defend its successful position from the trial court in this appeal.

2.	Torres v. Propel Financial Services, Fifth Circuit Case No. 15-50199
On November 24, 2014, Blanca Torres filed a complaint against Propel in the United States District Court for the Western District of Texas alleging that her tax lien transfer transaction violated certain provisions of TILA. On December 19, 2014, Propel moved to dismiss Torres’ complaint on the basis that tax lien transfers in Texas are not consumer credit transactions subject to TILA. On January 22, 2015, the Honorable Harry Lee Hudspeth denied Propel’s motion to dismiss, finding that Propel had not shown that tax lien transfers are exempt from TILA. Propel then petitioned the Fifth Circuit Court of Appeals for permission to appeal Judge Hudspeth’s order denying Propel’s motion to dismiss given that it is contrary to the prior order issued by Judge Garcia. On March 10, 2015, the Fifth Circuit granted Propel’s motion for leave to appeal Judge Hudspeth’s interlocutory order denying Propel’s motion to dismiss. Propel intends to vigorously contest this case and appeal.
In both cases listed above, Propel’s position is that Texas tax lien transfers are not consumer credit transactions subject to TILA because a credit transaction must involve the right to defer payment of debt, as defined by state law, and tax obligations are not debt under Texas law. Propel’s position is supported by the Fifth Circuit, which has previously held, in precedent that governs these cases, that tax lien transfers under Texas law do not change the nature of a tax obligation (such that the tax obligation would become “debt”), but merely the entity to whom the tax obligation is owed. As such, they are not the same as a federally regulated consumer bank loan that pays off the tax lien. Moreover, the only court of appeals to have considered the question has held that tax lien transfers are not consumer credit transactions subject to TILA. Propel expects the cases ultimately to be consolidated based on the identical nature of the causes of action asserted. Under TILA, if the

Exhibit 10.3

outcome of the case were unfavorable to Propel, the plaintiff class would be entitled to total statutory damages in an amount equal to the lesser of $1,000,000 or one percent (1%) of Propel Financial Services, LLC’s net worth for any class action or series of class actions arising from the same failure to comply. If the plaintiff class was successful in a claim asserted under 15 U.S.C. § 1639 or § 1640, and the court finds that the omission was material, the plaintiff class members may seek a refund of finance charges and fees paid, plus costs and attorney’s fees. The plaintiff class has not alleged any actual damages. In the totality, Propel does not expect the impact of a loss in the cases to have a Material Adverse Impact on the validity, performance or enforceability of any Loan Document or its business operations. In the event of a loss, Propel expects to be able to fulfill its obligations under the terms and conditions of the Loan Documents. Given that the case is still in the early appellate stages of litigation, Propel is unable at this time to render an opinion on the likelihood of an unfavorable outcome to the company.
Unpaid Judgments
None
Subsidiaries
RioProp Holdings, LLC, a Texas limited liability company
Bayfront Investment LLC, a Delaware limited liability company
Fireside Funding LLC, a Delaware limited liability company
Snowcap Financial LLC, a Delaware limited liability company
Desert Tree Capital LLC, a Delaware limited liability company
Green Meadow Financial LLC, a Delaware limited liability company
Existing Environmental Matters
None
Material Agreements

Various intercompany services agreements between Propel and its affiliates.

Existing Debt Not Otherwise Permitted

None